Exhibit 10.14
Execution Version
NINTH AMENDMENT TO RECEIVABLES FINANCING AGREEMENT
THIS NINTH AMENDMENT TO RECEIVABLES FINANCING AGREEMENT, dated as of May 1, 2025 (this “Amendment”), is entered into by and among the following parties:
(i)    ALLIANCE LAUNDRY TRADE RECEIVABLES LLC, a Delaware limited liability company, as the borrower (the “Borrower”);
(ii)    ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company (“Alliance”), as the initial servicer (in such capacity, the “Servicer”);
(iii)    PNC BANK, NATIONAL ASSOCIATION, as the lender (the “Lender”); and
(iv)    PNC BANK, NATIONAL ASSOCIATION (“PNC”), as the administrative agent (in such capacity, the “Administrative Agent”).
R E C I T A L S
A.    Each of the parties hereto are parties to that certain Receivables Financing Agreement, dated as of June 8, 2018 (as amended by that certain First Amendment to Receivables Financing Agreement, dated as of August 31, 2018, that certain Second Amendment to Receivables Financing Agreement, dated as of March 19, 2019, that certain Third Amendment to Receivables Financing Agreement, dated as of April 29, 2020, that certain Fourth Amendment to Receivables Financing Agreement, dated as of October 9, 2020, that certain Fifth Amendment to Receivables Financing Agreement, dated as of January 8, 2021, that certain Sixth Amendment to Receivables Financing Agreement, dated as of October 1, 2021, that certain First Omnibus Amendment, dated as of June 30, 2022, that certain Eighth Amendment to Receivables Financing Agreement, dated as of August 19, 2024, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Agreement”).
B.    The parties hereto desire to amend the Agreement as hereafter set forth.
NOW THEREFORE, in consideration of the premises and other material covenants contained herein, the parties hereto agree as follows:
SECTION 1.    Certain Defined Terms. Capitalized terms which are used herein without definition and that are defined in the Agreement shall have the same meanings herein as in the Agreement.
SECTION 2.    Amendments to the Agreement. Effective as of the Effective Date, the Agreement (including the Exhibits and Schedules thereto) is hereby amended and restated in its entirety in the form of Exhibit A attached hereto.
SECTION 3.    Effect of Amendment; Ratification. All provisions of the Agreement, as amended by this Amendment, remain in full force and effect. After this Amendment becomes effective, all references in the Agreement to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement, and each reference in each of the other Transaction

Documents to “the Receivables Financing Agreement”, “thereunder”, “thereof” or words of like import referring to the Agreement, shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement or any other Transaction Document other than as expressly set forth herein and is hereby ratified and confirmed.
SECTION 4.    Effectiveness of this Amendment. This Amendment shall become effective as of the date hereof (the “Effective Date”) upon satisfaction (or waiver in accordance with the Agreement) of the following conditions:
(a)    receipt by the Administrative Agent of duly executed counterparts of this Amendment executed by each of the other parties hereto;
(b)    receipt by the Administrative Agent of duly executed counterparts of that certain Third Amended and Restated Fee Letter, dated as of the date hereof, by and among the Administrative Agent, the Lender, PNC Capital Markets LLC, as structuring agent, and the Borrower;
(c)    receipt by the Administrative Agent of favorable written opinions of counsel for the Borrower and Servicer, addressed to the Administrative Agent, dated the date hereof, covering general corporate matters, no government consents or authorizations, no conflicts with organizational documents, any applicable law or other agreements and the due execution and delivery of, and the enforceability of, this Amendment and the Agreement; and
(d)    the Borrower shall have paid all fees and other amounts due and payable on or prior to the date hereof pursuant to the Transaction Documents, to the extent invoiced, including the fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Mayer Brown LLP.
SECTION 5.    Representations and Warranties. Each of the Borrower and Alliance hereby represents and warrants to the Administrative Agent and the Lender as follows:
(a)    Representations and Warranties. Each of the representations and warranties made by it under the Agreement and each of the Transaction Documents to which it is a party are true and correct in all material respects as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).
(b)    Enforceability. The execution and delivery by such Person of this Amendment, and the performance of its obligations under this Amendment and the Agreement, as amended hereby, are within its organizational powers and have been duly authorized by all necessary organizational action on its part. This Amendment and the Agreement, as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with its respective terms.
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(c)    No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Receivables Termination Event or Unmatured Receivables Termination Event exists or shall exist.
(d)    Further Assurances. Such Person agrees to provide (or to cause to be provided) to the Administrative Agent a copy of all agreements, documents, certificates and instruments, if any, relating to the subject matter of this Amendment, as the Administrative Agent may reasonably request.
SECTION 6.    Miscellaneous.
(a)    Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
(b)    Section Headings. The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
(c)    Fees and Expenses. The Borrower unconditionally agrees to pay within ten (10) Business Days of any demand therefor all reasonable and documented costs and expenses incurred by the Administrative Agent and/or the Lender in connection with the preparation, execution and delivery of this Amendment and the transactions contemplated hereby, including, without limitation, reasonable fees, costs and expenses of legal counsel for the Administrative Agent and the Lender.
(d)    Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(e)    Transaction Document. This Amendment shall constitute a Transaction Document.
(f)    GOVERNING LAW. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
(g)    JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH
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PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS CLAUSE (G) SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE BORROWER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 12.02 OF THE AGREEMENT. NOTHING IN THIS CLAUSE (G) SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(h)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR ANY OTHER TRANSACTION DOCUMENT.
[Signature Pages Follow]
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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLIANCE LAUNDRY TRADE RECEIVABLES
LLC, as the Borrower

By:	/s/ Dean J. Nolden
Name:	Dean Nolden
Title:	President

ALLIANCE LAUNDRY SYSTEMS LLC, as the
Servicer

By:	/s/ Dean J. Nolden
Name:	Dean Nolden
Title:	Chief Financial Officer
Signature Page to Ninth Amendment to Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION,
as the Lender

By:	/s/ Nina Austin
Name:	Nina Austin
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as the Administrative Agent

By:	/s/ Nina Austin
Name:	Nina Austin
Title: Senior Vice President
Signature Page to Ninth Amendment to Receivables Financing Agreement

Exhibit A
[Attached]

EXHIBIT A to Ninth Amendment, dated May 1, 2025
CONFORMED COPY through:
First Amendment, dated August 31, 2018
Second Amendment, dated March 19, 2019
Third Amendment, dated April 29, 2020
Fourth Amendment, dated October 9, 2020
Fifth Amendment, dated January 8, 2021
Sixth Amendment, dated October 1, 2021
First Omnibus Amendment, dated June 30, 2022
Eighth Amendment, dated August 19, 2024
Ninth Amendment, dated May 1, 2025
RECEIVABLES FINANCING AGREEMENT
Dated as of June 8, 2018
by and among
ALLIANCE LAUNDRY TRADE RECEIVABLES LLC,
as Borrower,
ALLIANCE LAUNDRY SYSTEMS LLC,
as initial Servicer,
THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Lenders,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
and
PNC CAPITAL MARKETS LLC,
as Structuring Agent

-i-

(continued)
-ii-

(continued)
-iii-

(continued)

Page

EXHIBITS

EXHIBIT A	–	Form of Loan Request
EXHIBIT B	–	Form of Reduction Notice
EXHIBIT C	–	Form of Assignment and Acceptance Agreement
EXHIBIT D	–	Form of Assumption Agreement
EXHIBIT E	–	Credit and Collection Policy
EXHIBIT F	–	Form of Information Package
EXHIBIT G	–	Form of Compliance Certificate
EXHIBIT H	–	Closing Memorandum
EXHIBIT I	–	Form of Interim Report

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE III	–	Notice Addresses
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This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of June 8, 2018 by and among the following parties:
(i)    ALLIANCE LAUNDRY TRADE RECEIVABLES LLC, a Delaware limited liability company, as the Borrower (together with its permitted successors and assigns, the “Borrower”);
(ii)    ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company, in its individual capacity (“Alliance”) and as the initial Servicer (in such capacity, together with its permitted successors and assigns in such capacity, the “Servicer”);
(iii)    the Persons from time to time party hereto as Lenders;
(iv)    PNC BANK, NATIONAL ASSOCIATION (“PNC”), as the Administrative Agent (in such capacity, the “Administrative Agent”); and
(v)    PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as the Structuring Agent (the “Structuring Agent”).
PRELIMINARY STATEMENTS
The Borrower has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Sale and Contribution Agreement. The Borrower has requested that the Lenders make Loans from time to time to the Borrower, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, Alliance, the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement.
“Adjusted Net Receivables Pool Balance” means, at any time of determination, an amount equal to (a) the Net Receivables Pool Balance minus (b) the Specifically Reserved Dilution

Amount; provided that at all times before the SRDA Trigger Date the Specifically Reserved Dilution Amount shall be deemed to be zero (0.00).
“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article X or Section 12.03(f).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Adverse Claim” means a Lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
“Advisors” has the meaning set forth in Section 12.06(c).
“Affected Person” means each Credit Party and each of their respective Affiliates.
“Affiliate” means, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.
“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alliance” has the meaning set forth in the preamble to this Agreement.
“ALS Change of Control” means (a) at any time prior to the effectiveness of an initial registered public offering of common stock by ALH Holding Inc., (i) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having at least 51% of the voting power for the election of directors of ALH Holding Inc. (determined on a fully diluted basis), or (ii) the board of directors of ALH Holding Inc. shall cease to consist of a majority of directors appointed by the Permitted Investors; (b) at any time after the effectiveness of an initial registered public offering of common stock by ALH Holding Inc., (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Eighth Amendment Effective Date), excluding the Permitted Investors, shall (A) directly or indirectly become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of more than 45% of the total voting power of all outstanding voting securities of ALH Holding Inc. in the election of directors or (B) either (x) become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the

Exchange Act as in effect on the Eighth Amendment Effective Date), directly or indirectly, of a greater percentage of the outstanding common stock of ALH Holding Inc. than the percentage of such common stock then owned by the Permitted Investors or (y) have the power to vote or direct the voting of a greater percentage of the securities having the voting power for the election of directors of ALH Holding Inc. (determined on a fully diluted basis) than the percentage of such securities then owned by the Permitted Investors; or (c)(i) ALH Holding Inc. shall cease to own and control, of record and beneficially, directly or indirectly 100% of the outstanding Capital Stock of Alliance Laundry Holdings LLC free and clear of all Liens or (ii) Alliance Laundry Holdings LLC shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Alliance free and clear of all Liens (except liens securing the obligations under the ALS Credit Agreement.
“ALS Credit Agreement” means that Credit Agreement, dated as of the Eighth Amendment Effective Date, by and among Alliance Laundry Holdings LLC, as holdings, Alliance Laundry Systems LLC, as borrower, Alliance Laundry (Thailand) Company Limited, as Thai borrower, the lenders and issuing banks from time to time party thereto, Citibank, N.A., as administrative agent, and the other parties party thereto from time to time, as such agreement may be amended, restated, modified, supplemented, refinanced or replaced from time to time.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which the Borrower or the Servicer or any of their respective Subsidiaries is located or doing business.
“Anti-Terrorism Law” means any Applicable Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.
“Applicable Law” means, with respect to any Person, any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.
“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.
“Assignment of Proceeds Receivables” means a Receivable owing from a distributor that is to be repaid from the Proceeds of a commercial loan evidenced by an equipment note and the related security agreement that grants a security interest in the related equipment, including, after the applicable addition date, substitute loans.

“Assumption Agreement” has the meaning set forth in Section 12.03(h).
“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.05(d).
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero (0.00), then such rate shall be deemed to be zero (0.00). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
“Base Rate Loan” means, at any time, any Loan or any related Capital (or portion thereof) on which Interest accrues by reference to the Base Rate.
“Benchmark” means, initially, Daily 1M SOFR and the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to Daily 1M SOFR, the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.05.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date: (1) the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and (2) the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Transaction Documents; and provided, further, that any

Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark: (1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 4.05 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 4.05.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning specified in the preamble to this Agreement.
“Borrower Indemnified Amounts” has the meaning set forth in Section 11.01(a).
“Borrower Indemnified Party” has the meaning set forth in Section 11.01(a).
“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).
“Borrower-Related Party” means each of the Borrower, the Servicer, the Parent, the Originators and any other Affiliate of the Parent from time to time party to any Transaction Document.
“Borrowing Base” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Adjusted Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Borrowing Base at such time.
“Borrowing Tranche” means specified portions of Advances outstanding as follows: (a) any Advances (or portions of principal thereof) for which the applicable Interest Rate is determined by reference to the Term SOFR Rate and which have the same Interest Period shall constitute one Borrowing Tranche, (b) all Advances (or portions of principal thereof) for which the applicable Interest Rate is determined by reference to Daily 1M SOFR shall constitute one Borrowing Tranche, and (c) all Advances (or portions of principal thereof) for which the applicable Interest Rate is determined by reference to the Base Rate shall constitute one Borrowing Tranche.
“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“CAD VaR Percentage” means 6.00%, or such other percentage designated as such by the Administrative Agent from time to time upon ten (10) Business Days’ prior written notice to the Borrower.
“CAD Volatility Reserve Percentage” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing (a) the product of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables denominated in Canadian Dollars at such time, times (ii) the CAD VaR Percentage at such time, by (b) the Net Receivables Pool Balance at such time.
“Canadian Dollars” or “CAD” means the lawful currency of Canada.
“Capital” means, with respect to any Lender, the aggregate amounts paid to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 3.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.
“Change in Control” means Alliance ceases to own, directly, 100% of the issued and outstanding Capital Stock of the Borrower free and clear of all Adverse Claims.

“Closing Date” means June 8, 2018.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Coinmach DPD Test” means, at any time of determination, less than or equal to 15.00% of all Eligible Receivables then in the Receivables Pool, the Obligor of which is Coinmach Corporation, are Receivables for which any payment, or part thereof, remains unpaid for more than 121 days from the original due date for such payment.
“Collateral” has the meaning set forth in Section 4.06.
“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.
“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable, (d) all amounts paid by or on behalf of a Credit Insurer under any Credit Insurance Policy or in respect of any claim thereunder, and (e) all other proceeds of such Pool Receivable.
“Commitment” means, with respect to any Lender, the maximum aggregate amount of Capital which such Person is obligated to lend or pay hereunder on account of all Loans, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Lender, as such amount may be modified in connection with any subsequent assignment pursuant to Section 12.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Lender’s obligation to make Loans hereunder in accordance with this Agreement.
“Concentration Percentage” means (a) except as provided in clause (b) below, (i) for any Group A Obligor, 20.00%, (ii) for any Group B Obligor, 15.00%, (iii) for any Group C Obligor, 10.00%, (iv) for the two (2) largest Group D Obligors, 6.00% and (v) for the third (3rd) largest Group D Obligor, 4.00%, and (b) for Coinmach Corporation (x) on any day the Coinmach DPD Test is satisfied, 16.00%, and (y) on any other day, 15.00%.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the four (4) largest Obligor Percentages of the Group D Obligors, (b) the sum of the two (2) largest Obligor Percentages of the Group C Obligors and (c) the largest Obligor Percentage of the Group B Obligors; provided that, notwithstanding anything contained herein to the contrary and solely for the purpose of calculating the Concentration Reserve Percentage, Coinmach Corporation shall be deemed a (x) on any day the Coinmach DPD Test is satisfied, Group C Obligor, and (y) on any other day, Group D Obligor; provided, further, that, for purposes of determining the Concentration Reserve Percentage, with respect to any Eligible Receivable that is an Insured Receivable, the “Obligor” thereof (including for purposes of determining such Obligor’s Obligor Percentage and status as a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor) shall be deemed to be the related Eligible Credit Insurance Provider.
“Conforming Changes” means, with respect to Daily 1M SOFR, the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Daily 1M SOFR, the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Daily 1M SOFR, the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Control Investment Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For the avoidance of doubt, any investment fund managed by the Sponsor will constitute a Control Investment Affiliate of the Sponsor.
“Covered Entity” means (a) each of Borrower, the Servicer, each Originator, the Parent and each of Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.
“Credit Extension” means the making of any Loan.
“Credit Insurance Policy” means a credit insurance policy naming the Borrower as insured, which policy insures the payment of Pool Receivables owing by one or more Obligors.
“Credit Insurer” means each insurance company that provides a Credit Insurance Policy to the Borrower.
“Credit Party” means each Lender and the Administrative Agent.
“Credit Risk Retention Rules” means (i) Section 15G of the Securities Exchange Act of 1934, as amended, and (ii) Articles 404-410 of the EU Capital Requirements Regulation (including Article 122a of the Banking Consolidation Directive), in each case, together with the rules and regulations thereunder.
“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) (a) the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator, by (b) a number equal to 1.00 minus the SOFR Reserve Percentage; provided that, if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Borrower.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second (2nd)

Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first (1st) Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.
“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the U.S. Dollar Equivalent of the Outstanding Balance of all Pool Receivables as of the last day of each of the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.
“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt.
“Deemed Collections” has the meaning set forth in Section 3.01(d).
“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the Fiscal Month that is eight Fiscal Months prior to such Fiscal Month.
“Defaulted Receivable” means a Receivable:
(a)    as to which any payment, or part thereof, remains unpaid for more than 121 days from the original due date for such payment;
(b)    without duplication, as to which any payment, or part thereof, remains unpaid for less than or equal to 121 days from the original due date for such payment and as to which an Insolvency Proceeding shall have occurred with respect to any Obligor thereof unless the Lenders agree in writing to exclude such Receivable from being a Defaulted Receivable; or
(c)    without duplication, as to which any payment, or part thereof, remains unpaid for less than or equal to 121 days from the original due date for such payment and that, consistent with the Credit and Collection Policy, has been written off, as charged-off, the applicable Originator’s or the Borrower’s books as uncollectible;
provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.
“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables on such day.
“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such payment; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.
“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the most recent Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Borrower to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the U.S. Dollar Equivalent of the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.
“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the U.S. Dollar Equivalent of the aggregate amount of Deemed Collections (excluding amounts that were written off as charged-off) during such Fiscal Month, by (b) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the Fiscal Month that is two (2) months prior to such Fiscal Month.
“Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward)

of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) the product of (A) 2.00, multiplied by (B) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months plus (ii) the Dilution Volatility Component.
“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:
(a)    the positive difference, if any, between: (i) the highest two-month rolling average Dilution Ratio during the twelve (12) most recent Fiscal Months and (ii) the average of the Dilution Ratios for such twelve (12) Fiscal Months, multiplied by
(b)    the quotient of (i) the highest two-month rolling average Dilution Ratio during the twelve (12) most recent Fiscal Months divided by (ii) the average of the Dilution Ratios for such twelve (12) Fiscal Months.
“Dollars” and “$” each mean the lawful currency of the United States of America.
“Domestic Person” means any Person that is organized under the laws of the United States of America or any State thereof, or has a place of business located in the United States of America or otherwise is subject to the jurisdiction of one or more civil courts of the United States of America (other than by reason of contractual submission to such jurisdiction).
“Eighth Amendment Effective Date” means August 19, 2024.
“Eligible Assignee” means (i) any Lender or any of its Affiliates, (ii) any Person managed by a Lender or any of its Affiliates and (iii) any other financial or other institution.
“Eligible Credit Insurance” means a Credit Insurance Policy issued by an Eligible Credit Insurance Provider, which policy (a) has been approved in writing by the Administrative Agent in its sole discretion, (b) is in full force and effect, (c) under which the Administrative Agent is an additional insured, loss-payee or bank-beneficiary (as the case may be) entitled to make, and receive payment of, insurance claims thereunder, (d) contains terms and endorsements permitting the transactions contemplated by the Transaction Documents (including with respect to the Pool Receivables insured thereby and the Borrower-Related Parties and the Credit Parties), and (e) with respect to which, all due and payable premiums have been paid in full. If the Credit Insurer of such a Credit Insurance Policy ceases to be an Eligible Credit Insurance Provider, such policy shall cease to constitute Eligible Credit Insurance. No Eligible Credit Insurance is in effect as of the First Omnibus Amendment Effective Date.
“Eligible Credit Insurance Provider” means an insurance company in the business of issuing commercial credit insurance (a) which company is not an Affiliate of any Borrower-Related Party and (b) with respect to which, no credit rating assigned to it by any of Moody’s, Standard Poor’s or A.M. Best Company, Inc. has been reduced by two or more ratings “notches” since the time any Credit Insurance Policy written by such Credit Insurer became Eligible Credit Insurance hereunder; provided that, with respect to any Credit Insurance Policy issued by multiple insurance providers, the Administrative Agent may elect (in its sole discretion) to treat such syndicate as a single insurer and apply a weighted average credit rating.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:
(a)    the Obligor of which is: (i) not a Sanctioned Person; (ii) not subject to any Insolvency Proceeding; (iii) not an Affiliate of the Borrower, the Servicer, the Parent or any Originator; (iv) not the Obligor with respect to Delinquent Receivables with a U.S. Dollar Equivalent aggregate Outstanding Balance exceeding 50% of the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (v) not a natural person; and (vi) not a material supplier to any Originator or an Affiliate of a material supplier;
(b)    that is denominated and payable only in Dollars or Canadian Dollars, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America;
(c)    that does not have a due date which is 241 days or more after the original invoice date of such Receivable;
(d)    that (i) arises under a duly authorized Contract on an arm’s-length basis for the sale of goods or services in the ordinary course of the applicable Originator’s business and (ii) represents the legal, valid and binding bona fide obligation of the related Obligor to pay such invoiced or billed amount of such Receivable;
(e)    that arises under a duly authorized Contract that (i) is in full force and effect, (ii) is governed by the law of the United States of America or of any State thereof, (iii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law, and (iv) the payments thereunder are free and clear of any withholding Taxes;
(f)    that has been transferred by an Originator to the Borrower pursuant to the Sale and Contribution Agreement with respect to which transfer all conditions precedent under the Sale and Contribution Agreement have been met;
(g)    that, together with the Contract related thereto, was created without any fraud or misrepresentation and was created in accordance with, and conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and whether Federal, state, local or foreign);
(h)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Sale and Contribution Agreement have been duly obtained, effected or given and are in full force and effect;

(i)    that is not subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim, and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable;
(j)    that satisfies in all material respects all applicable requirements of the Credit and Collection Policy as in effect on its date of origination;
(k)    that, together with the Contract related thereto, has not been compromised, adjusted, satisfied, subordinated, rescinded, impaired, modified, waived or restructured since its creation, except as permitted pursuant to Section 8.02 of this Agreement;
(l)    in which the Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including either without any consent of the related Obligor or any Governmental Authority or such consent has been obtained), the payments thereon are free and clear of any, or increased to account for any applicable, withholding Taxes, and arises under a Contract that does not require the Obligor of such Contract or any other Person to consent to the granting of a security interest in such Contract;
(m)    for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;
(n)    that (x) constitutes an “account” or “general intangible” (as defined in the UCC), (y) is not evidenced by instruments or chattel paper and (z) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);
(o)    that is neither a Defaulted Receivable nor a Delinquent Receivable;
(p)    for which no Originator, the Borrower, the Parent or the Servicer has established any offset or netting arrangements (including customer deposits and advance payments (including payments relating to unearned revenues)) with the related Obligor in connection with the ordinary course of payment of such Receivable;
(q)    that represents amounts earned by the Originator and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Borrower and the related goods or merchandise shall have been shipped and/or services performed; provided, that if such Receivable is subject to the performance of additional services, only the portion of such Receivable attributable to such additional services shall be ineligible;
(r)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;
(s)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;
(t)    for which neither the related Originator nor any Affiliate thereof is holding any deposits received by or on behalf of the related Obligor; provided that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible;
(u)    the Obligor of which has been billed or invoiced for the related goods or merchandise or services;
(v)    that represents amounts the related Originator has recognized as revenue on its financial books and records under GAAP; and
(w)    all written and electronic information in respect of such Receivable set forth in the Information Package or Interim Report is true and correct in all material respects and such Receivable and all accompanying documents are complete and authentic and all signatures thereon are genuine.
“Embargoed Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by any Credit Party of any applicable International Trade Law if the Lenders or the Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001(b) of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 10.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.12(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.12(d).
“Excess Concentration” means the sum of the following amounts, without duplication:

(a)    the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (x) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (y) the product of (A) such Obligor’s Concentration Percentage, multiplied by (B) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; provided that, for purposes of this clause (a), with respect to any Eligible Receivable that is an Insured Receivable, the “Obligor” thereof (including for purposes of determining such Obligor’s Obligor Percentage and status as a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor) shall be deemed to be the related Eligible Credit Insurance Provider; plus
(b)    the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables of any single Obligor (other than Coinmach Corporation), over (ii) the product of (x) 4.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(c)    the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables that are Floorplan Receivables, over (ii) the product of (x) 40.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(d)    the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is a Governmental Authority, over (ii) the product of (x) 2.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(e)    (I) the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the original scheduled due date of which is greater than one hundred twenty one (121) days but less than or equal to one hundred fifty (150) days, over (ii) the product of (x) 20.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus (II) the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the original scheduled due date of which is greater than one hundred fifty one (151) days but less than or equal to one hundred eighty (180) days, over (ii) the product of (x) 10.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus (III) the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the original scheduled due date of which is greater than one hundred eighty one (181) days but less than or equal to two hundred forty (240) days, over (ii) the product of (x) 5.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(f)    the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Foreign

Obligors, over (ii) the product of (x) 30.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(g)    the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Foreign Obligors located in a country that has a long-term transfer and convertibility rating of less than “BBB-” by S&P, over (ii) the product of (x) 5.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(h)    the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Foreign Obligors located in a country that has a long-term transfer and convertibility rating of less than or equal to “A-” by S&P and greater than or equal to “BBB-” by S&P, over (ii) the product of (x) 10.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(i)    the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the original scheduled due date of which has been extended for up to ninety (90) days, over (ii) the product of (x) 10.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(j)    the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables that are Assignment of Proceeds Receivables, over (ii) the product of (x) 8.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(k)    the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables that are denominated in Canadian Dollars, over (ii) the product of (x) 2.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a

Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Exiting Lender” has the meaning set forth in Section 2.02(g).
“Facility Limit” means $120,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” means, with respect to any Interest Period and any Loan, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning specified in Section 2.03(a).
“Fees” has the meaning specified in Section 2.03(a).
“Final Maturity Date” means the date that (i) is one hundred eighty (180) days following the Termination Date or (ii) such earlier date on which the Loans become due and payable pursuant to clause (y) of the last paragraph of Section 9.01.
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations shall have been paid in full, (iii) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.
“First Omnibus Amendment Effective Date” means June 30, 2022.
“Fiscal Month” means each calendar month.
“Floorplan Receivable” means any Receivable the Obligor of which agreed to participate in a floorplan financing program provided by the related Originator.
“Foreign Obligor” means an Obligor who is not a Domestic Person.
“Fourth Amendment Effective Date” means October 9, 2020.
“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) shall be deemed to have the rating from each of S&P and Moody’s as determined in accordance with the rules of construction found in Section 1.02, and such deemed rating shall be used for the purposes of whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the “Concentration Reserve” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) shall be deemed to have the rating from each of S&P and Moody’s as determined in accordance with the rules of construction found in Section 1.02, and such deemed rating shall be used for the purposes of whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the “Concentration Reserve” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” to “BBB” by S&P on such Obligor’s, its parent’s or it’s majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) shall be deemed to have the rating from each of S&P and Moody’s as determined in accordance with the rules of construction found in Section 1.02, and such deemed rating shall be used for the purposes of whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the “Concentration Reserve” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group D Obligor.
“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Director” has the meaning set forth in Section 7.03(c).
“Information Package” means a report, in substantially the form of Exhibit F.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Insured Amount” means, with respect to any Insured Receivable, the excess, if any, of (a) the Outstanding Balance of such Receivable, over (b) the total amount of deductibles and coinsurance with respect to a claim in an amount equal to the Outstanding Balance of such Insured Receivable and such other amounts as determined by the Administrative Agent (in its reasonable discretion) likely to diminish any recovery from the Eligible Credit Insurance Provider for a related claim under the related Eligible Credit Insurance (including, without limitation, fees associated with claims, any discount to present value based on the expected timing of such recovery, other “haircut” amounts based on the likelihood of recovery under the related Eligible Credit Insurance).
“Insured Receivable” means each Receivable of an Obligor for which the Outstanding Balance (when aggregated with each other Receivable owing by such Obligor that was originated prior to such Receivable) is equal to or less than the then-effective maximum amount available for payments established for such Obligor for all claims relating to such Obligor during the related policy period under and pursuant to Eligible Credit Insurance; provided that no Receivable shall constitute an Insured Receivable at any time the Credit Insurance Policy relating thereto shall cease to constitute Eligible Credit Insurance.
“Intended Tax Treatment” has the meaning set forth in Section 12.14.
“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).
“Interest Period” means, with respect to each Loan or fees payable hereunder, (a) before the Termination Date: (i) initially, the period commencing on the Closing Date and ending on the last calendar day of the month in which the Closing Date occurs and (ii) thereafter, each calendar month, and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.
“Interest Rate” means, subject to Sections 2.03, 4.04 and 4.05, for any day in any Interest Period for any Loan (or any Portion of Capital thereof): (a) if no Receivables Termination Event is then continuing, the sum of (i) either (x) if the Borrower has elected for such Loan (or any Portion of Capital thereof) to accrue interest by reference to the Term SOFR Rate during such Interest Period in accordance with Section 2.03, the Term SOFR Rate for such day, or (y) otherwise, Daily 1M SOFR, and (ii) the SOFR Adjustment; or (b) if a Receivables Termination Event is then continuing, the greater of (x) the sum of the Daily 1M SOFR for such day and the SOFR Adjustment, and (y) the Base Rate for such day (in either case, plus any additional margin or spread imposed pursuant to Section 3.02 or any other provision of this Agreement). For the avoidance of doubt, if any Loan is converted to, or deemed to be, a Base Rate Loan pursuant to the terms hereof, the Interest Rate for such Loan shall be the Base Rate as in effect from time to time (plus any additional margin or spread imposed pursuant to Section 3.02 or any other provision of this Agreement).
“Interim Report” means a report, in substantially the form of Exhibit I.
“International Trade Laws” means all Applicable Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“LCR Security” means any commercial paper or security (other than equity securities issued to Alliance or any Originator that is a consolidated subsidiary of Alliance under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).
“Lenders” means each Person that is or becomes a party to this Agreement in the capacity of a “Lender”.
“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.
“Lien” means any security interest, lien, charge, pledge, equity or encumbrance of any kind other than (i) liens for taxes not yet due and payable, (ii) mechanics’ liens, (iii) any liens that attach by operation of law, and (iv) any liens being contested by appropriate measures.

“Loan” means any loan made by a Lender pursuant to Section 2.02.
“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent pursuant to Section 2.02(a).
“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).
“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing:
(a)    the sum of (i) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the nine (9) most recent Fiscal Months, plus (ii) the product of (x) 0.50, multiplied by (y) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the Fiscal Month that is ten (10) months prior to such Fiscal Month; by
(b)    the Net Receivables Pool Balance as of such date.
“Loss Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) 2.00, multiplied by (b) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, multiplied by (c) the Loss Horizon Ratio.
“Majority Lenders” means Lenders representing more than 50% of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders).
“Management Shareholders” means the members of management of Alliance Laundry Holdings LLC or Alliance who are investors in Alliance Holding Inc.
“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Borrower, the Servicer and the Originators, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:
(a)    the assets, operations, business or financial condition of the Borrower, the Servicer or any Originator;
(b)    the ability of the Borrower, the Servicer or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)    the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectability of any material portion of the Pool Receivables;
(d)    the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Collateral; or
(e)    the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.
“Minimum Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.
“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 50% times (ii) the Facility Limit at such time and (b) the Borrowing Base at such time.
“Monthly Settlement Date” means the fifteenth (15th) Business Day of each calendar month.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, the Servicer, any Originator, the Parent or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Net Receivables Pool Balance” means, at any time of determination: (a) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration, minus (c) one percent (1.00%) of the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the U.S. Dollar Equivalent of the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables at such time.
“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Originator” and “Originators” have the meaning set forth in the Sale and Contribution Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case in accordance with the prior written consent of the Administrative Agent.
“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder.
“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of funding costs for both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent with the Servicer’s consent (such consent not to be unreasonably withheld; provided that the Servicer’s consent shall not be required if the replacement rate is the Federal Funds Rate) (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
“Parent” means ALH Holding Inc., a Delaware corporation.
“Parent Group” has the meaning set forth in Section 7.03(c).
“Participant” has the meaning set forth in Section 12.03(d).
“Participant Register” has the meaning set forth in Section 12.03(e).
“PATRIOT Act” has the meaning set forth in Section 12.15.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code with respect to which any Originator, the Borrower, the Servicer, Parent or any ERISA Affiliate thereof may have any liability, contingent or otherwise.
“Percentage” means, at any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by such Lender at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans at such time.
“Permitted Investors” means the collective reference to (a) the Sponsor, (b) its Control Investment Affiliates, (c) the Management Shareholders, (d) the Sponsor Associates and (e) any “group” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group”, such Persons specified in clauses (a), (b), (c) and (d) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting securities of Alliance Laundry Holdings LLC or any of its direct or indirect parent entities held by such “group”; provided, further, that in no event shall Persons specified in clauses (a), (b) and (c) above, collectively, own a lesser percentage of voting securities of Alliance Laundry Holdings LLC than any other Person or group referred to in clauses (d) or (e).
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.
“PINACLE” means PNC’s PINACLE® credit management service and any and all services and systems provided or used in connection therewith, and any similar or replacement electronic credit administration services implemented by PNC.
“PINACLE Agreement” means a separate written agreement between Borrower and PNC regarding PINACLE, and any amendments, modifications or replacements thereof.
“PNC” has the meaning set forth in the preamble to this Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Proceeds” has the meaning given in Section 9-102(a)(64) of the UCC and, in any event, shall include (i) any and all accounts, chattel paper, instruments, cash or other proceeds payable to the Borrower from time to time in respect of the Collateral, (ii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrower from time to time with respect to any of the Collateral, (iii) any and all payments (in any form whatsoever) made or due and payable to the Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral above by any Governmental

Authority (or any Person acting under color of Governmental Authority), and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.
“Rapid Amortization Event” means the occurrence, as and when declared by the Administrative Agent by written notice to the Borrower, of any one of the following events or conditions and the continuation of such condition beyond any applicable grace and/or cure period:
(a)    a Material Adverse Effect shall occur with respect to the Borrower;
(b)    the rolling three (3) month average of the Default Ratio exceeds 4.00%;
(c)    the rolling three (3) month average of the Delinquency Ratio exceeds 5.50%;
(d)    the rolling three (3) month average of the Dilution Ratio exceeds 9.0%; or
(e)    the Days’ Sales Outstanding exceeds one hundred twenty (120) days.
For the avoidance of doubt, any Rapid Amortization Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 12.01.
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Sale and Contribution Agreement prior to the Termination Date.
“Receivables Termination Event” has the meaning specified in Section 9.01. For the avoidance of doubt, any Receivables Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 12.01.
“Reduction Notice” means a letter in substantially the form of Exhibit B hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.02(d).
“Register” has the meaning set forth in Section 12.03(b).

“Regulatory Change” means, as to each Affected Person, any change, or any generally accepted change in the interpretation or application, occurring after the Closing Date or, if later, in the case of a Participant, any change occurring after the date on which its participation became effective, or in the case of an Affected Person, any change occurring after the date it became such an Affected Person, in any (or the adoption after such date of any new):
(a)    United States federal or state law or foreign law applicable to such Affected Person; or
(b)    regulation, interpretation, directive, guideline or request (whether or not having the force of law) applicable to such Affected Person of any court or other judicial authority or any Governmental Authority charged with the interpretation or administration of any law referred to in clause (a) or of any fiscal, monetary, banking or other Governmental Authority or central bank having jurisdiction over such Affected Person or charged with the administration, interpretation or application of any such regulation, interpretation, directive, guideline or request. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 (or any revision or amendment to any existing interpretation thereof) by the Financial Accounting Standards Board shall constitute a Regulatory Change herein.
For the avoidance of doubt and notwithstanding anything to the contrary contained herein, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change” regardless of the date enacted, adopted or issued.
“Related Rights” has the meaning set forth in Section 1.1 of the Sale and Contribution Agreement.
“Related Security” means, with respect to any Receivable:
(a)    all of the Borrower’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;
(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)    all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance (including any Credit Insurance Policy) and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(e)    all books and records of the Borrower and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);
(f)    all of the Borrower’s rights, interests and claims under the Sale and Contribution Agreement and the other Transaction Documents; and
(g)    all Collections and other proceeds (as defined in the UCC) of any of the foregoing.
“Release” has the meaning set forth in Section 3.01(a).
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with a Governmental Authority in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused or may cause the Lenders or Administrative Agent to be in violation of any Anti-Terrorism Law or Anti-Corruption Law, including a Covered Entity’s use of any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; or (c) any Collateral becomes Embargoed Property.
“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan.
“Reporting Date” means, with respect to each of Parent and the Borrower:
(a)    if Parent is required to report its financial statements to only the SEC, such date following the end of Parent’s annual or quarterly period as the SEC shall require for delivery of financial statements to it by Parent;

(b)    if Parent is required to report its financial statements to only the Ontario Securities Commission, such date following the end of Parent’s annual or quarterly period as the Ontario Securities Commission shall require for delivery of financial statements to it by Parent;
(c)    if Parent is required to report its financial statements to both the SEC and the Ontario Securities Commission, the earlier of such dates as such commission shall require for delivery of financial statements to it by Parent; or
(d)    if Parent is not required to report its financial statements to either the SEC or the Ontario Securities Commission, forty-five (45) days after the end of each fiscal quarter of Parent and ninety (90) days after the end of each fiscal year of Parent.
“Representatives” has the meaning set forth in Section 12.06(c).
“Restricted Payments” has the meaning set forth in Section 7.01(s).
“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.
“Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Sale and Contribution Termination Event” has the meaning set forth in the Sale and Contribution Agreement.
“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of sanctions administered by OFAC.
“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Applicable Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose Applicable Laws apply to this Agreement.

“Scheduled Termination Date” means May 1, 2028, as such date may be extended from time to time pursuant to Section 2.02(g).
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Second Amendment Effective Date” means March 19, 2019.
“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicer Indemnified Amounts” has the meaning set forth in Section 11.02(a).
“Servicer Indemnified Party” has the meaning set forth in Section 11.02(a).
“Servicing Fee” means the fee referred to in Section 8.06(a).
“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) so long as no Receivables Termination Event has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if a Receivables Termination Event has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Lenders) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” means zero (0) basis points (0.00%).
“SOFR Floor” means a rate of interest per annum equal to zero (0.00) basis points (0.00%).
“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.
“Specifically Reserved Dilution Amount” means the aggregate amount of Deemed Collections, dilution or similar adjustments arising out of volume rebates, terms discounts, indirect rebates, direct rebates (net of any direct rebate recovery), key promotional programs or similar arrangements which are customary for the Originator and specified in the related Contract or applicable marketing program related to the applicable Receivable and Obligor thereof that are expected by any Borrower-Related Party to be made or otherwise incurred with respect to the then outstanding Pool Receivables as such expected dilution and similar adjustments are reflected on the books and records of the Borrower-Related Parties and reserved for by the Borrower-Related Parties, as determined in consultation with the Borrower-Related Parties’ external accountants and in accordance with the customary procedures established by the Borrower-Related Parties and such accountants.
“Sponsor” means BDT Capital Partners, LLC.
“Sponsor Associates” means (a) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Control Investment Affiliate thereof, (b) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Person described in clause (a) above, and (c) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Person described in clause (a) above, his or her spouse, parents, siblings, members of his or her immediately family (including adopted children and stepchildren) and/or direct lineal descendants.
“Spot Rate” means, on any day, (i) for the purpose of exchanging Canadian Dollars into Dollars in connection with applying funds to pay amounts owing hereunder or under any other Transaction Document, the actual rate used by the Administrative Agent’s principal foreign exchange trading office for the purchase by the Administrative Agent of Dollars with Canadian Dollars through its principal foreign exchange trading office, and (ii) for the purpose of making any calculation hereunder that does not require the actual exchange of Canadian Dollars for Dollars to make a payment of amounts owing hereunder or under any other Transaction Document, the rate at which Canadian Dollars may be exchanged into Dollars, as set forth on the applicable date of determination at approximately 11:00 a.m. on the applicable Bloomberg Key Cross-Currency Rates Page; provided, that in the event that such rate does not appear on the applicable Bloomberg Key Cross-Currency Rates Page, the “Spot Rate” with respect to Canadian Dollars on such date shall be determined by reference to such other publicly available service for displaying exchange rates as the Administrative Agent may expressly approve, in its reasonable discretion; provided, that if at the time of any determination, for any reason, no such Spot Rate is being quoted in any such approved publication, the Administrative Agent shall designate any reasonable method it deems appropriate in its commercially reasonable discretion to determine such rate.
“SRDA Trigger Date” means the date that is the thirtieth (30th) day following the date on which the Administrative Agent, in its sole discretion, has provided written notice to the Borrower that the reported Specifically Reserved Dilution Amount may be used as reported in the definition of Adjusted Net Receivables Pool Balance.
“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.
“Sub-Servicer” has the meaning set forth in Section 8.01(d).
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” means, with respect to any amount for which the Term SOFR Reference Rate applies, for any day in any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) (A) the Term SOFR Reference Rate for a term of one month on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01, (c) the date on which a Rapid Amortization Event first occurs, (d) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e) or (e)

the date on which an ALS Change of Control first occurs, unless the Majority Lenders have provided their prior written consent to such ALS Change of Control to the Administrative Agent and the Borrower.
“Third Amendment Date” means April 29, 2020.
“Total Reserves” means, at any time of determination, an amount equal to the product of (i) the sum of (a) the Yield Reserve Percentage, plus (b) the CAD Volatility Reserve Percentage, plus (c) the greater of (I) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, multiplied by (ii) the Adjusted Net Receivables Pool Balance at such time.
“Transaction Documents” means this Agreement, the Sale and Contribution Agreement, the Account Control Agreements, the Fee Letter, any Credit Insurance Policy and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unmatured Receivables Termination Event” means an event that but for notice or lapse of time or both would constitute a Receivables Termination Event.
“U.S. Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in Dollars, such amount and (b) any amount denominated in Canadian Dollars, the Dollar equivalent of such amount determined by reference to the Spot Rate determined as of such determination date.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(f)(ii)(B)(3).
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) calculated using the following formula:
1.50 x DSO x [(1.00% + BR)/365]
where:
BR    =    the Base Rate at such time; and
DSO    =    the Days’ Sales Outstanding for the most recently ended Fiscal Month.
SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive. If both short-term and long-term ratings exist for an Obligor, short-term ratings will be used. If only one short-term rating exists for an Obligor, that rating will be used. If no short-term ratings and only one long-term rating exists for an Obligor, that rating will be used. If S&P and Moody’s ratings for an Obligor indicate a different group, the lower of the ratings will be used.
SECTION 1.03. Rate Notification. Section 4.05 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that Daily 1M SOFR or the Term SOFR

Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to Daily 1M SOFR or the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.
ARTICLE II
TERMS OF THE LOANS
SECTION 2.01. Loan Facility. Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, each Lender shall, ratably in accordance with their respective Commitments, severally and not jointly, make Loans to the Borrower from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Loan if, after giving effect to such Loan:
(i)    the Aggregate Capital would exceed the Facility Limit at such time;
(ii)    the aggregate outstanding Capital of such Lender would exceed its Commitment; or
(iii)    the Aggregate Capital would exceed the Borrowing Base at such time.
SECTION 2.02. Making Loans; Repayment of Loans. (a) Each Loan hereunder shall be made at the written request of the Borrower delivered to the Administrative Agent in the form of a Loan Request attached hereto as Exhibit A; provided that, at any time when PNC (or an Affiliate thereof) is the Administrative Agent and the Borrower has entered into a PINACLE Agreement, then any request for a Loan made by the Borrower using PINACLE shall constitute a Loan Request. Each Loan Request (1) shall be made by Borrower no later than (x) in the case of a Loan Request made pursuant to PINACLE, 4:00 p.m. Eastern Time on the proposed date of such Loan, or (y) in the case of any other Loan Request, 12:00 noon Eastern Time on the proposed date of such Loan; provided that any Loan Request made after such applicable time shall be deemed to have been made on the following Business Day, and (2) shall specify (i) the amount of the Loan(s) requested (which shall not be less than $1,000,000 and shall be an integral multiple of $100,000), (ii) other than for a Loan Request made pursuant to PINACLE, the allocation of such amount among the Lenders (which shall be ratable based on the Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day). If a Loan Request is deemed to have been made on the following Business Day pursuant to the parentheticals above and such Loan Request requests a Loan to be made prior to such following Business Day, such Loan Request shall be deemed to request that such Loan be made on such following Business Day.
(b)    On the date of each Loan specified in the applicable Loan Request, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article V and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Loan Request.
(c)    Each Lender’s obligation shall be several, such that the failure of any Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Lender shall be responsible for the failure of any other Lender to make funds available to the Borrower in connection with any Loan hereunder).
(d)    The Borrower shall repay in full the outstanding Capital of each Lender on the Final Maturity Date. Prior thereto, the Borrower shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 3.01 and otherwise in accordance therewith. Notwithstanding the foregoing, the Borrower, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Lenders (i) on any Business Day if, at such time, (A) PNC (or an Affiliate thereof) is the Administrative Agent, (B) Borrower has entered into a PINACLE Agreement and (C) such prepayment is made with PINACLE; provided, that any such prepayment made with PINACLE after 4:00 p.m. Eastern Time on any day shall be deemed to have been made on the next occurring Business Day, or (ii) upon same-day written notice by delivering to the Administrative Agent a Reduction Notice in the form attached hereto as Exhibit B no later than 12:00 noon Eastern Time on the proposed Business Day of such prepayment (it being understood that any such request made after such time shall be deemed to have been made on the next occurring Business Day); provided, however, that (i) each such prepayment shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000; provided, however, that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Borrowing Base Deficit existing at such time to zero, and (ii) any accrued Interest and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date.
(e)    The Borrower may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Lender, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $50,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Lender shall be ratably reduced. If the Facility Limit is terminated in whole, the Commitment of each Lender shall be reduced to zero.
(f)    In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) Capital of each Lender in excess of the Commitment of such Lender and (B) all other outstanding Borrower Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion). Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Borrower Obligations with respect to such reduction, in each case, by paying such amounts ratably to the Lenders.
(g)    Provided that no Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing, the Borrower may advise the Administrative Agent and each Lender in writing of its desire to extend the initial Scheduled Termination Date for one additional 364 day period, provided that such request is made not more than ninety (90) days prior to, and not less than sixty (60) days prior to, the initial Scheduled Termination Date. The Administrative Agent and each Lender shall notify the Borrower and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Lenders may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) days prior to the initial Scheduled Termination Date; provided, however, that if the Administrative Agent or any Lender fails to so notify the Borrower and the Administrative Agent, the Administrative Agent or such Lender, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent and one or more Lenders have so notified the Borrower and the Administrative Agent in writing that they are agreeable to such extension, the Borrower, the Servicer, the Administrative Agent and the applicable Lenders shall enter into such documents as the Administrative Agent and the applicable Lenders may deem necessary or appropriate to effect such extension, and all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the applicable Lenders in connection therewith (including Attorney Costs) shall be paid by the Borrower. In the event any Lender declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Lender shall be an “Exiting Lender” for all purposes of this Agreement.
SECTION 2.03. Interest and Fees.
(a)    On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to each Lender, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, the Lenders and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).
(b)    Each Loan of each Lender and the Capital thereof shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Loan. The Borrower shall pay all Interest and Fees accrued during each Interest Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 3.01.
(c)    If at any time the designated rate of interest applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate, Daily 1M SOFR or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(d)    So long as no Receivables Termination Event is continuing, the Borrower may, by written notice to the Administrative Agent, elect for all or any portion of the Aggregate

Capital to accrue interest by reference to the Term SOFR Rate (rather than Daily 1M SOFR) during any Interest Period. Any such notice must specify the amount of the Aggregate Capital subject of such election and must be delivered not later than two (2) Business Days prior to the first day of the affected Interest Period. Any such portion of the Aggregate Capital that is subject to such an election shall be apportioned among the respective Lenders’ Capital ratably. Notwithstanding the foregoing, (x) the Borrower shall not make such an election if, as a result thereof, more than five (5) Borrowing Tranches would exist and (y) each Borrowing Tranche for Loans accruing interest by reference to the Term SOFR Rate shall be not be less than $1,000,000 and shall be an integral multiple of $100,000. For the avoidance of doubt, if a Receivables Termination Event is then continuing, the Interest Rate for any Loan (and any Portion of Capital thereof) shall be determined pursuant to the definition of Interest Rate notwithstanding any otherwise applicable election by the Borrower. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
(e)    With respect to Daily 1M SOFR and the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
SECTION 2.04. Records of Loans. Each Lender shall record in its records, the date and amount of each Loan made by such Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 12.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.
ARTICLE III
SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS
SECTION 3.01. Settlement Procedures.
(a)    The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrower or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 5.03 are satisfied on such date, the Servicer may release to the Borrower from such Collections the amount (if any) necessary to pay the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Sale and Contribution Agreement (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:
(i)    first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);
(ii)    second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest and Fees due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 4.03 and 11.01 in respect of such payments), plus, if applicable, the amount of any such Interest and Fees (including any additional amounts or indemnified amounts payable under Sections 4.03 and 11.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;
(iii)    third, as set forth in clause (x), (y) or (z) below, as applicable:
(x)    prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0);
(y)    on and after the occurrence of the Termination Date, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of each such Lender at such time; or
(z)    prior to the occurrence of the Termination Date, at the election of the Borrower and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Lenders at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);
(iv)    fourth, to any Exiting Lender (based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to such Exiting Lender;
(v)    fifth, to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties; and
(vi)    sixth, the balance, if any, to be paid to the Borrower for its own account.
(b)    All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties), shall be paid or distributed to the applicable party to which such amounts are owed.
(c)    If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.
(d)    For the purposes of this Section 3.01:
(i)    if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Borrower, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between the Borrower or any Affiliate of the Borrower, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 3.01(a);
(ii)    if on any day any of the representations or warranties in Section 6.01 is not true with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 3.01(a) (Collections deemed to have been received pursuant to Section 3.01(d) are hereinafter sometimes referred to as “Deemed Collections”);
(iii)    except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable (or from a Credit Insurer if applicable) shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)    if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
SECTION 3.02. Payments and Computations, Etc. (a) All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be paid no later than 12:00 noon Eastern Time on the day when due in same day funds to the applicable party to which such amounts are due.
(b)    Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.
(c)    All computations of interest under clause (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
ARTICLE IV
INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST
SECTION 4.01. Increased Costs.
(a)    In the event that any Affected Person shall have reasonably determined that any Regulatory Change shall (i) impose, modify, hold or deem applicable any reserve, special deposit, liquidity coverage requirement, compulsory loan or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System and any such establishment or interpretation of accounting principles) against assets of or held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, such Affected Person, (ii) subject any Affected Person to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on any Affected Person or the London interbank market any other condition affecting this Agreement or any other Transaction Document, the ownership, maintenance or financing of the Receivables or payments of amounts due hereunder or its obligations to advance funds hereunder and the result of any of the foregoing is to increase the cost to such Affected

Person, by an amount which such Affected Person in good faith deems to be material, of maintaining its Commitment, its interests hereunder or its interest in the Loans or the Receivables or to reduce any amount receivable in respect thereof, then, in any such case, after submission by the Administrative Agent of a written request therefor to the Borrower, together with the certificate described in clause (d) below, the Borrower shall pay to the Administrative Agent for the account of such Affected Person any additional amounts necessary to compensate such Affected Person for such increased cost or reduced amount receivable, to the extent not already reflected in the applicable interest rate, together with interest on any such unpaid amount from the Settlement Date following receipt by the Borrower of such request for compensation under this Section 4.01(a), if such request is received by the Borrower at least five (5) Business Days prior to the related Settlement Date, and otherwise from the next succeeding Settlement Date, until payment in full thereof (after as well as before judgment) at the Overnight Bank Funding Rate in effect from time to time.
(b)    In the event that any Affected Person shall have reasonably determined that any Regulatory Change regarding capital adequacy or liquidity coverage or any change in the application of generally accepted accounting principles has the effect of reducing the rate of return on such Affected Person’s capital or on the capital of any Person controlling such Affected Person as a consequence of its obligations hereunder or with respect hereto or the maintenance of its Commitment, its interests hereunder or its interest in the Loans or the Receivables to a level below that which such Affected Person or such Person could have achieved but for such Regulatory Change (taking into consideration such Affected Person’s or Person’s policies with respect to capital adequacy or liquidity requirements) or such accounting change by an amount in good faith deemed by such Affected Person or Person to be material, then, from time to time, after submission by the Administrative Agent of a written request therefor to the Borrower, together with the certificate described in clause (d) below, the Borrower shall pay to the Administrative Agent such additional amount or amounts as will compensate such Affected Person or Person, as applicable, for such reduction, together with interest on any such unpaid amount from the Settlement Date following receipt by the Borrower of such request for compensation under this Section 4.01(b), if such request is received by the Borrower at least five (5) Business Days prior to the related Settlement Date, and otherwise from the next succeeding Settlement Date, until payment in full thereof (after as well as before judgment) at the Overnight Bank Funding Rate in effect from time to time. Nothing in this Section 4.01(b) shall be deemed to require the Borrower to pay any amount to an Affected Person to the extent such Affected Person has been compensated therefor under another provision of this Agreement or to the extent such amount is already reflected in the applicable interest rate.
(c)    Each Affected Person agrees that it shall use reasonable efforts to reduce or eliminate any claim for compensation pursuant to Sections 4.01(a) and (b) if in the reasonable opinion of such Affected Person such action or inaction is not unlawful or otherwise disadvantageous to such Affected Person or inconsistent with its policies or regulatory restrictions or could result in any unreimbursed cost or expense to such Affected Person or in an increase in the aggregate amount payable under Sections 4.01(a) and (b).
(d)    Each Affected Person claiming increased amounts described in Section 4.01(a) or (b) will furnish to the Administrative Agent (together with its request for compensation) a certificate prepared in good faith setting forth the basis (which may include the use of estimates derived using commercially reasonable methods) and the calculation of the amount (in reasonable detail) of each request by such Affected Person for any such increased amounts referred to in Section 4.01(a) or (b). Any such certificate shall be conclusive absent manifest error, and the Administrative Agent shall deliver a copy thereof to the Borrower. Failure on the part of any Affected Person to demand compensation for any amount pursuant to Section 4.01(a) or (b) with respect to any period shall not constitute a waiver of such Affected Person’s right to demand compensation with respect to such period; provided, however, that notwithstanding the foregoing provisions of this Section 4.01, as Affected Person shall not be compensated for any such amount relating to any period ending more than six (6) months prior to the date that the Administrative Agent submits to the Borrower a written request for such amount in accordance with Section 4.01(a) or (b). Amounts owing under this Section 4.01 by the Borrower shall be due and payable in accordance with Section 3.01.
SECTION 4.02. [Reserved].
SECTION 4.03. Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Credit Party, Affected Person or Borrower Indemnified Party) requires the deduction or withholding of any Tax from any such payment to a Credit Party, Affected Person or Borrower Indemnified Party, then the applicable Credit Party, Affected Person or Borrower Indemnified Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.03), the applicable Credit Party, Affected Person or Borrower Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.
(c)    Indemnification by the Borrower. The Borrower shall indemnify each Affected Person, within ten days after demand therefor, for the full amount of any (I) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.03) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (II) Taxes that arise because a Loan is not treated for U.S. federal, state, local or franchise tax purposes as intended under Section 12.14 (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Person whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (II) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority (or to the Administrative Agent or such Affected Person if such Taxes have already been paid to the relevant taxing authority or Governmental Authority); provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or any of its respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender or any of its respective Affiliates that are Affected Persons to comply with Section 12.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or any of its respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or any of its respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender or any of its respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.03(f)(ii)(A), 4.03(f)(ii)(B) and 4.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.
(ii)    Without limiting the generality of the foregoing:
(A)    an Affected Person that is a U.S. Person shall deliver to the Borrower and the Administrative Agent from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;
(B)    any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Affected Person) from time to time upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable:
(1)    in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of Internal Revenue Service Form W-8ECI;
(3)    in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of

Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or
(4)    to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and
(C)    any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(g)    Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    Survival. Each party’s obligations under this Section 4.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party or any other Affected person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.

(i)    Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 4.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
SECTION 4.04. Daily 1M SOFR or Term SOFR Rate Unascertainable; Increased Costs; Illegality.
(a)    Unascertainable; Increased Costs. If, on or prior to the first day of an Interest Period:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that Daily 1M SOFR or the Term SOFR Rate cannot be determined pursuant to the definition thereof; or
(ii)    any Lender determines that for any reason Daily 1M SOFR or the Term SOFR Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lender of funding such Lender’s Loans, and such Lender has provided notice of such determination to the Administrative Agent;
then the Administrative Agent shall have the rights specified in Section 4.04(c).
(b)    Illegality. If at any time any Lender shall have determined that the making, maintenance or funding of any Loan accruing interest by reference to Daily 1M SOFR or the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Applicable Law), then the Administrative Agent shall have the rights specified in Section 4.04(c).
(c)    Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.04(a), the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.04(b), such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Loan accruing interest by reference to Daily 1M SOFR or the Term SOFR Rate shall be suspended (to the extent of the affected Interest Rate or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.04(a), (A) if the Borrower has delivered a Loan Request for an affected Loan that has not yet been made, such Loan Request shall be deemed to request a Base Rate Loan, (B) any outstanding affected Loans shall be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.
SECTION 4.05. Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. Eastern Time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.05, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section 4.05.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Loan bearing interest based on Daily 1M SOFR or the Term SOFR Rate, conversion to or continuation of Loans bearing interest based on Daily 1M SOFR or the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
SECTION 4.06. Security Interest. As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Sale and Contribution Agreement and each Credit Insurance Policy; (vi) all other personal and fixture property or assets of the Borrower of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.
ARTICLE V
CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS
SECTION 5.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.
SECTION 5.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)    the Borrower shall have delivered to the Administrative Agent a Loan Request for such Loan, in accordance with Section 2.02(a);
(b)    the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages and Interim Reports, if any, required to be delivered hereunder;
(c)    the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iii), shall be satisfied;
(d)    on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing, and no Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event would result from such Credit Extension;
(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and
(iv)    the Termination Date has not occurred.
SECTION 5.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)    after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest and Fees, in each case, through the date of such Release, (y) the amount of any Borrowing Base Deficit and (z) the amount of all other accrued and unpaid Borrower Obligations through the date of such Release;
(b)    the Borrower shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Sale and Contribution Agreement; and
(c)    on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing, and no Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event would result from such Release;
(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Release; and
(iv)    the Termination Date has not occurred.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
SECTION 6.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day that a Credit Extension or Release shall have occurred:
(a)    Organization and Good Standing. The Borrower has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire and own the Pool Receivables.
(b)    Due Qualification. The Borrower is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires or shall require such qualification.
(c)    Power and Authority; Due Authorization. The Borrower (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out the respective terms of such agreements, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.
(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which the Borrower is a party, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Conflict or Violation. The consummation by the Borrower of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of such agreements by the Borrower shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the limited liability company agreement of the Borrower, or any indenture, agreement or other instrument to which the Borrower is a party or by which it is bound, or result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, agreement or other instrument, other than this Agreement and the other Transaction Documents, or conflict with or violate any Applicable Law or, to the Borrower’s knowledge, any order, rule or regulation applicable to the Borrower of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Borrower or any of its properties.
(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened, against the Borrower before any Governmental Authority and (ii) the Borrower is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by the Borrower to the Administrative Agent, the ownership or acquisition by the Borrower of any Pool Receivables or other Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.
(g)    Governmental Approvals. No authorizations, consents, orders and approvals of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the transactions contemplated hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Transaction Documents except as to which have already been obtained or made and are in full force and effect.
(h)    Margin Regulations. The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U, and X of the Board of Governors of the Federal Reserve System).
(i)    Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrower is Solvent. The Borrower is not a defendant in any case, proceeding or other action seeking issuance of a writ or warrant of attachment, execution, distraint or similar process against all or any part of its assets.
(j)    Offices; Legal Name. The Borrower’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Borrower is located at 221 Shepard Street, Ripon, WI 54971-0990. The legal name of the Borrower is Alliance Laundry Trade Receivables LLC.
(k)    Investment Company Act; Volcker Rule. The Borrower (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Borrower is not a “covered fund” under the Volcker Rule, the Borrower relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l)    No Material Adverse Effect. Since the date of formation of the Borrower there has been no Material Adverse Effect with respect to the Borrower.
(m)    Accuracy of Information. All Information Packages, Interim Reports, Loan Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading.
(n)    Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.
(i)    No: (a) Covered Entity, nor to the Borrower’s knowledge any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; (b) Collateral is Embargoed Property.
(ii)    Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Applicable Laws.
(o)    Perfection Representations.
(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which (A) security interest has been or will be on the date hereof perfected and is enforceable against creditors of and purchasers from the Borrower and (B) will be free of all Adverse Claims in such Collateral.
(ii)    The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.
(iii)    The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim.
(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Borrower pursuant to the Sale and Contribution Agreement and the grant by the Borrower of a security interest in the Collateral to the Administrative Agent pursuant to this Agreement.

(v)    Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Borrower is not aware of any judgment lien, ERISA lien or tax lien filings against the Borrower.
(vi)    Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 6.01(o) shall be continuing and remain in full force and effect until the Final Payout Date.
(p)    The Lock-Boxes and Collection Accounts.
(i)    Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.
(ii)    Ownership. Each Lock-Box and Collection Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim.
(iii)    Perfection. The Borrower has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Borrower, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account.
(iv)    Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Borrower. Neither the Borrower nor the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.
(q)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.
(r)    Compliance with Law. The Borrower has complied in all material respects with all Applicable Laws to which it may be subject.
(s)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(t)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
(u)    Taxes. The Borrower has (i) timely filed all federal income tax returns and all other material tax returns required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(v)    Tax Status. The Borrower (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes. The Borrower is not subject to any Tax in any jurisdiction outside the United States of America.
(w)    Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(x)    Other Transaction Documents. Each representation and warranty made by the Borrower under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.
(y)    Liquidity Coverage Ratio. The Borrower has not and does not issue any LCR Security. The Borrower further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Alliance for purposes of GAAP.
(z)    Non-Consolidation of the Borrower.
(i)    The Borrower has, consistent with this Agreement and the other Transaction Documents, been operated in such a manner that it would not be substantively consolidated with the trust estate of any or all of the Servicer or any Originator in the event of the bankruptcy or insolvency of any or all of the Borrower, the Servicer or any Originator. Without limiting the foregoing the Borrower has (A) maintained its books, records and cash management accounts separate from those of any or all of the Servicer or any Originator, (B) maintained its bank accounts separate from those of any or all of the Servicer or any Originator, (C) maintained separate financial statements, showing its assets and liabilities separate and apart from those of any or all of the Servicer or any Originator (it being understood that the Borrower’s assets may also be included in consolidated financial statements of its Affiliates as long as such consolidated financial statements contain a footnote indicating that the assets of the Servicer or any Originator are not available to creditors of the Borrower), (D) paid its own liabilities and expenses and not any or all of the Servicer or any Originator, (E) allocated fairly and reasonably any overhead expenses that are shared with any or all of the Servicer or any Originator and (F) held itself out as a separate entity from any or all of the Servicer or any Originator.
(ii)    The Borrower has not (A) held itself out as being liable for the debts of any or all of the Servicer or any Originator, (B) acted or conducted its business in the name of any or all of the Servicer or any Originator, (C) engaged in any joint activity or transaction of any kind with or for the benefit of any or all of the Servicer or any Originator including any loan to or from or guarantee of the indebtedness of any Affiliate, (D) commingled its funds or other assets with those of any or all of the Servicer or any Originator, (E) created, incurred, assumed, guaranteed or in any manner became liable in respect of any indebtedness of any or all of the Servicer or any Originator, (F) entered into a transaction with any or all of the Servicer or any Originator unless such transaction is commercially reasonable and on the same terms as would be available in an arm’s length transaction with a person or entity that is not an Affiliate, or (G) taken any other action that would be inconsistent with maintaining the separate legal identity of any or all of the Servicer or any Originator.
(aa)    Compliance with ALS Credit Agreement. The Borrower is a “Securitization Entity” under, and as defined in, the ALS Credit Agreement. The Transaction Documents and the transactions contemplated thereby constitute a “Permitted Securitization Financing” under, and as defined in, the ALS Credit Agreement.
(bb)    Linked Accounts. There are no “Linked Accounts” (as defined in the Account Control Agreement with Wells Fargo Bank, National Association) with respect to any Collection Account maintained at Wells Fargo Bank, National Association.
(cc)    Reaffirmation of Representations and Warranties. On the date of each Credit Extension, on the date of each Release, on each Settlement Date, the Borrower shall be deemed to have certified that (i) all representations and warranties of the Borrower hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing or will result from such Credit Extension or Release.
(dd)    Beneficial Ownership Certification. As of the Third Amendment Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section 6.01 shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 6.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day that a Credit Extension or Release shall have occurred:
(a)    Organization and Good Standing. The Servicer has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to service the Pool Receivables.
(b)    Due Qualification. The Servicer is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires or shall require such qualification.
(c)    Power and Authority; Due Authorization. The Servicer has all necessary limited liability company power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out the respective terms of such agreements and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary limited liability company action.
(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which the Servicer is a party, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Conflict or Violation. The consummation by the Servicer of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of such agreements by the Servicer shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the limited liability company agreement of the Servicer, or any indenture, agreement or other instrument to which the Servicer is a party or by which it is bound, or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, other than this Agreement and the other Transaction Documents, or conflict with or violate any Applicable Law or, to the Servicer’s knowledge, any order, rule or regulation applicable to the Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or any of its properties.
(f)    Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any

Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that could materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.
(g)    No Consents. No authorizations, consents, orders and approvals of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the transactions contemplated hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Transaction Documents except as to which have already been obtained or made and are in full force and effect.
(h)    Compliance with Applicable Law. The Servicer (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables.
(i)    Accuracy of Information. All Information Packages, Interim Reports, Loan Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading.
(j)    Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at Shepard Street, Ripon, WI 54971-0990.
(k)    Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.
(l)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
(m)    Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n)    Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or to the Servicer’s knowledge any Sub-Servicer to service and collect the Pool Receivables and the Related Security.
(o)    Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Sale and Contribution Agreement) is true and correct in all material respects as of the date when made.
(p)    No Material Adverse Effect. Since the Closing Date there has been no Material Adverse Effect on the Servicer.
(q)    Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
(r)    Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.
(i)    No: (a) Covered Entity, nor to the Servicer’s knowledge any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; (b) Collateral is Embargoed Property.
(ii)    Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Applicable Laws.
(s)    Financial Condition. The consolidated balance sheets of the Servicer and its consolidated Subsidiaries as of March 31, 2018 and the related statements of income and shareholders’ equity of the Servicer and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Lenders, present fairly in all material respects the consolidated financial position of the Servicer and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.
(t)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
(u)    Taxes. The Servicer has (i) timely filed all federal income tax returns and all other material tax returns required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(v)    Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(w)    Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.
(x)    Solvency. The Servicer is Solvent. The Servicer is not a defendant in any case, proceeding or other action seeking issuance of a writ or warrant of attachment, execution, distraint or similar process against all or any part of its assets.
(y)    Non-Consolidation of the Servicer.
(i)    The Servicer has, consistent with this Agreement and the other Transaction Documents, been operated in such a manner that it would not be substantively consolidated with the Borrower in the event of the bankruptcy or insolvency of the Servicer or the Borrower. Without limiting the foregoing the Servicer has (A) maintained its books, records and cash management accounts separate from those of the Borrower, (B) maintained its bank accounts separate from those of the Borrower, (C) maintained separate financial statements, showing its assets and liabilities separate and apart from those of the Borrower or maintained consolidated financial statements that contain a footnote indicating that the assets of the Borrower are not available to creditors of the Servicer, (D) paid its own liabilities and expenses and not any of the Borrower’s liabilities or expenses, (E) allocated fairly and reasonably any overhead expenses that are shared with the Borrower and (F) held itself out as a separate entity from the Borrower.
(ii)    The Servicer has not (A) held itself out as being liable for the debts of the Borrower, (B) acted or conducted its business in the name of the Borrower, (C) engaged in any joint activity or transaction of any kind with or for the benefit of the Borrower including any loan to or from or guarantee of the indebtedness of any Affiliate, (D) commingled its funds or other assets with those of the Borrower, (E) created, incurred, assumed, guaranteed or in any manner became liable in respect of any indebtedness of the Borrower, (F) entered into a transaction with the Borrower unless such transaction is commercially reasonable and on the same terms as would be available in an arm’s length transaction with a person or entity that is not an Affiliate, or (G) taken any other action that would be inconsistent with maintaining the separate legal identity of the Borrower.
(z)    Compliance with ALS Credit Agreement. The Borrower is a “Securitization Entity” under, and as defined in, the ALS Credit Agreement. The Transaction Documents and the transactions contemplated thereby constitute a “Permitted Securitization Financing” under, and as defined in, the ALS Credit Agreement.
(aa)    Linked Accounts. There are no “Linked Accounts” (as defined in the Account Control Agreement with Wells Fargo Bank, National Association) with respect to any Collection Account maintained at Wells Fargo Bank, National Association.

(bb)    Reaffirmation of Representations and Warranties. On the date of each Credit Extension, on the date of each Release, on each Settlement Date and on the date each Information Package or Interim Report is delivered to the Administrative Agent or any Lender hereunder, the Servicer shall be deemed to have certified that (i) all representations and warranties of the Servicer hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing or will result from such Credit Extension or Release.
(cc)    Beneficial Ownership Certification. As of the Third Amendment Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section 6.02 shall be continuing, and remain in full force and effect until the Final Payout Date.
ARTICLE VII
COVENANTS
SECTION 7.01. Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:
(a)    Payment of Principal and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.
(b)    Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.
(c)    Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Lender:
(i)    Annual Financial Statements of the Borrower. As soon as publicly available and in any event by the Reporting Date after the end of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.
(ii)    Information Packages and Interim Reports. As soon as available and in any event (A) not later than two (2) Business Days prior to each Settlement Date,

an Information Package as of the most recently completed Fiscal Month, (B) not later than the fifteenth (15th) calendar day of each calendar month, an Interim Report with respect to the Pool Receivables with data as of the immediately preceding Business Day, and (C) upon no less than ten (10) Business Days’ prior written notice from the Administrative Agent, on an ongoing basis from such notice, not later than the first Business Day of each calendar week, an Interim Report with respect to the Pool Receivables with data as of the last Business Day of the immediately preceding calendar week; provided, that at any time after the occurrence and during the continuance of a Rapid Amortization Event or a Receivables Termination Event, upon prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender on each Business Day an Interim Report with respect to the Pool Receivables with data as of the close of business on the immediately preceding Business Day.
(iii)    Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
(iv)    Quarterly Financial Statements of Parent. As soon as publicly available and in any event no later than the Reporting Date after the end of each of the first three (3) quarterly fiscal periods of the Parent, (A) the unaudited consolidated balance sheet and statements of income of Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.
(v)    Annual Financial Statements of Parent. As soon as publicly available and in any event by the Reporting Date after the end of each fiscal year of the Parent, the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without (x) a “going concern” or like qualification or exception or (y) a qualification as to the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.
(vi)    Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.
(d)    Notices. The Borrower (or the Servicer on its behalf) will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i)    Notice of Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event. A statement of a Financial Officer of the Borrower setting forth details of any Receivables Termination Event, Unmatured Receivables Termination Event, Rapid Amortization Event or event or condition, if declared by the Administrative Agent, that would constitute a Rapid Amortization Event that has occurred and is continuing and the action which the Borrower proposes to take with respect thereto.
(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Borrower under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Borrower, the Servicer or any Originator, which with respect to any Person other than the Borrower, could reasonably be expected to have a Material Adverse Effect.
(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.
(v)    Name Changes. At least thirty (30) days before any change in any Originator’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.
(vi) Change in Accountants or Accounting Policy. Any change in (A) the external accountants of the Borrower, the Servicer, any Originator or the Parent, (B) any accounting policy of the Borrower or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).
(vii)    Termination Event. The occurrence of a Sale and Contribution Termination Event under the Sale and Contribution Agreement.

(viii)    Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial condition of the Borrower, the Servicer or any Originator.
(e)    Conduct of Business. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
(f)    Compliance with Laws. The Borrower will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(g)    Furnishing of Information and Inspection of Receivables. The Borrower will furnish or cause to be furnished to the Administrative Agent and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Lender may reasonably request. The Borrower will, at the Borrower’s expense, during regular business hours with prior written notice (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the Borrower shall be required to reimburse the Administrative Agent for only one (1) such visit or review in any twelve-month period (whether pursuant to clause (i) or (ii) above) unless a Receivables Termination Event or Rapid Amortization Event has occurred and is continuing.
(h)    Payments on Receivables, Collection Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Borrower (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Borrower shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection

Account. If such funds are nevertheless deposited into any Collection Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Borrower will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds. The Borrower shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Borrower shall (and shall permit the Servicer or any Sub-Servicer to) only replace or terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent and shall provide the Administrative Agent with a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box).
(i)    Collection Account at PNC and Instructions to Obligors. On or after the Closing Date, the Borrower (or the Servicer on its behalf) shall open, and shall thereafter maintain, a Collection Account at PNC (as Collection Account Bank) for purposes of receiving Collections on Pool Receivables. On or prior to the ninetieth (90th) day after the Closing Date (or such later date as agreed to in writing by the Administrative Agent in its sole discretion), the Borrower shall cause the Servicer to instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account maintained at PNC (as Collection Account Bank) or to a Lock-Box associated with such a Collection Account.
(j)    Sales, Liens, etc. Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.
(k)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Borrower shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(l)    Change in Credit and Collection Policy. The Borrower will comply with the Credit and Collection Policy in all material respects. The Borrower will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent. Promptly following any change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(m)    Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Lenders, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than an Originator. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Lenders, make any change in the Borrower’s name, identity, corporate structure or location or make any other change in the Borrower’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.
(n)    Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(o)    Identifying of Records. The Borrower shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend.
(p)    Change in Payment Instructions to Obligors. The Borrower shall not (and shall not permit the Servicer or any Sub-Servicer to) make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such change and (ii) the Administrative Agent shall have consented to such change in writing.
(q)    Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s

authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(r)    Certain Agreements. Without the prior written consent of the Administrative Agent and the Majority Lenders, the Borrower will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Borrower’s organizational documents which requires the consent of the “Independent Manager” (as such term is used in the Borrower’s certificate of formation and limited liability company agreement).
(s)    Restricted Payments. (i) Except pursuant to clause (ii) below, the Borrower will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).
(ii)    The Borrower may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 3.01 of this Agreement; provided that the Borrower shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event shall have occurred and be continuing.
(t)    Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or (iii) form any Subsidiary or make any investments in any other Person.
(u)    Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents and (ii) other legal and valid purposes.
(v)    Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Documents. Without limiting the foregoing, the Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at the Borrower’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.
(ii)    The Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.
(iii)    The Borrower shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.
(iv)    The Borrower will not change its name, location, identity or corporate structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.
(w)    Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. The Borrower covenants and agrees that:
(i)    it shall promptly notify any Credit Party in writing upon the occurrence of a Reportable Compliance Event;
(ii)    if, at any time, any Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to any Credit Party, upon request by any Credit Party, the Borrower shall provide substitute Collateral acceptable to the Administrative Agent that is not Embargoed Property;
(iii)    it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Applicable Laws;
(iv)    it and its Subsidiaries will not: (A) become a Sanctioned Person or consent to, or approve of, any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement becoming a Sanctioned Person; (B) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or

Sanctioned Jurisdiction; provided that, with the prior written consent of the Administrative Agent (in its sole discretion), the Borrow may engage in such transactions or other dealings if they would not be in violation of any applicable Anti-Terrorism Law or International Trade Law; (C) directly or indirectly use the proceeds of the Loans (1) to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction or (2) in any manner that could result (x) in a violation by any Person of Anti-Corruption Law (including any Credit Party, underwriter, advisor, investor, or otherwise) or (y) in a violation of any Applicable Law, including, without limitation, any applicable Anti-Corruption Law; (D) pay or repay any Borrower Obligations with Embargoed Property or funds derived from any unlawful activity; (E) consent to, or approve of, any Collateral becoming Embargoed Property; or (F) cause any Credit Party to violate any Anti-Terrorism Law; and
(v)    it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof (A) for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business or (B) in any manner that could result (x) in a violation by any Person of Anti-Corruption Law (including any Credit Party, underwriter, advisor, investor, or otherwise) or (y) in a violation of any Applicable Law, including, without limitation, any applicable Anti-Corruption Law.
(x)    Taxes. The Borrower will (i) timely file all federal income tax returns and all other material tax returns required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(y)    Borrower’s Tax Status. The Borrower will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause the Borrower to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Borrower shall not become subject to any Tax in any jurisdiction outside the United States of America.
(z)    Liquidity Coverage Ratio. The Borrower shall not issue any LCR Security.
(aa)    Linked Accounts. The Borrower shall not permit any “Linked Account” (as defined in the Account Control Agreement with Wells Fargo Bank, National Association) to exist with respect to any Collection Account maintained at Wells Fargo Bank, National Association.
(bb)    Beneficial Ownership Certification. The Borrower shall promptly give notice to the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

SECTION 7.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:
(a)    Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of Delaware. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Lender:
(i)    Compliance Certificates. (a) A compliance certificate as soon as available and in any event by the Reporting Date after the end of each fiscal year of the Borrower, in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing, or if any Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing, stating the nature and status thereof and (b) within forty-five (45) days after the close of each fiscal quarter of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing, or if any Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing, stating the nature and status thereof.
(ii)    Information Packages and Interim Reports. As soon as available and in any event (A) not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month, (B) not later than the fifteenth (15th) calendar day of each calendar month, an Interim Report with respect to the Pool Receivables with data as of the immediately preceding Business Day, and (C) upon no less than ten (10) Business Days’ prior written notice from the Administrative Agent, on an ongoing basis from such notice, not later than the first Business Day of each calendar week, an Interim Report with respect to the Pool Receivables with data as of the last Business Day of the immediately preceding calendar week; provided, that at any time after the occurrence and during the continuance of a Rapid Amortization Event or a Receivables Termination Event, upon prior written notice from the Administrative Agent, the Servicer shall furnish or cause to be furnished to the Administrative Agent and each Lender on each Business Day an Interim Report with respect to the Pool Receivables with data as of the close of business on the immediately preceding Business Day.
(iii)    Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(c)    Notices. The Servicer will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i)    Notice of Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event. A statement of a Financial Officer of the Servicer setting forth details of any Receivables Termination Event, Unmatured Receivables Termination Event, Rapid Amortization Event or event or condition, if declared by the Administrative Agent, that would constitute a Rapid Amortization Event that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.
(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Borrower, the Servicer or any Originator which could reasonably be expected to have a Material Adverse Effect.
(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.
(v)    Name Changes. At least thirty (30) days before any change in any Originator’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.
(vi)    Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Servicer, any Originator or the Parent, (ii) any accounting policy of the Borrower or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).
(vii)    Termination Event. The occurrence of a Sale and Contribution Termination Event.
(viii)    Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial condition of any Originator, the Servicer or the Borrower.

(d)    Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited liability company in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.
(e)    Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(f)    Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Lender may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that the Servicer shall be required to reimburse the Administrative Agent for only one (1) such visit or review in any twelve-month period (whether pursuant to clause (i) or (ii) above) unless a Receivables Termination Event or Rapid Amortization Event has occurred and is continuing.
(g)    Payments on Receivables, Collection Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account; provided, however, that up to three hundred thousand dollars ($300,000) of such payments deposited to a lockbox account associated with another financing facility in a calendar month may be remitted to a Collection Account on a later date which is no later than the last day of the calendar month in which they were received. Until such amounts are so remitted, the Servicer shall (or shall cause such recipient to) segregate such payments and hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties. Based upon the amounts set forth in the Information Package or an

Interim Report delivered pursuant to Section 7.02(b) the Servicer shall distribute the Collections in the Collection Accounts according to the priority of payments set forth in Section 3.01(a). The Servicer shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit the Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds. The Servicer shall only add a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall (and shall permit any Sub-Servicer to) only replace or terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent and shall provide the Administrative Agent with a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box).
(h)    Collection Account at PNC and Instructions to Obligors. On or after the Closing Date, the Servicer shall cause the Borrower to open, and to thereafter maintain, a Collection Account at PNC (as Collection Account Bank) for purposes of receiving Collections on Pool Receivables. On or prior to the ninetieth (90th) day after the Closing Date (or such later date as agreed to in writing by the Administrative Agent in its sole discretion), the Servicer shall instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account maintained at PNC (as Collection Account Bank) or to a Lock-Box associated with such a Collection Account.
(i)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(j)    Change in Credit and Collection Policy. The Servicer will comply with the Credit and Collection Policy in all material respects. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.
(k)    Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(l)    Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement.
(m)    Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) the Administrative Agent shall have consented to such change in writing.
(n)    Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(o)    Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.
(p)    Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. The Servicer covenants and agrees that:
(i)    it shall promptly notify any Credit Party in writing upon the occurrence of a Reportable Compliance Event;
(ii)    if, at any time, any Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to any Credit Party, upon request by any Credit Party, it shall cause the Borrower to provide substitute Collateral acceptable to the Administrative Agent that is not Embargoed Property;
(iii)    it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Applicable Laws;
(iv)    it and its Subsidiaries will not: (A) become a Sanctioned Person or consent to, or approve of, any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement becoming a Sanctioned Person; (B) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction; provided that, with the prior written consent of the Administrative Agent (in its sole discretion), the Servicer may engage in such transactions or other dealings if they would not be in violation of any applicable Anti-Terrorism Law or International Trade Law; (C) directly or indirectly use the proceeds of the Loans (1) to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction or (2) in any manner that could result (x) in a violation by any Person of Anti-Corruption Law (including any Credit Party, underwriter, advisor, investor, or otherwise) or (y) in a violation of any Applicable Law, including, without limitation, any applicable Anti-Corruption Law; (D) pay or repay any Borrower Obligations with Embargoed Property or funds derived from any unlawful activity; (E) consent to, or approve of, any Collateral becoming Embargoed Property; or (F) cause any Credit Party to violate any Anti-Terrorism Law; and
(v)    it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof (A) for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business or (B) in any manner that could result (x) in a violation by any Person of Anti-Corruption Law (including any Credit Party, underwriter, advisor, investor, or otherwise) or (y) in a violation of any Applicable Law, including, without limitation, any applicable Anti-Corruption Law.

(q)    Taxes. The Servicer will (i) timely file all federal income tax returns and all other material tax returns required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in each case to the extent that such failure to file or pay could not reasonably be expected to have a Material Adverse Effect.
(r)    Borrower’s Tax Status. The Servicer shall not take or cause any action to be taken that could result in the Borrower (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
(s)    Credit Risk Retention. The Servicer shall, and shall cause each Originator to, cooperate with each Credit Party (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Credit Party) to the extent reasonably necessary to assure such Credit Party that the Originators retain credit risk in the amount and manner required by the Credit Risk Retention Rules and to permit such Credit Party to perform its due diligence and monitoring obligations (if any) under the Credit Risk Retention Rules.
(t)    Linked Accounts. The Servicer shall not permit any “Linked Account” (as defined in the Account Control Agreement with Wells Fargo Bank, National Association) to exist with respect to any Collection Account maintained at Wells Fargo Bank, National Association.
(u)    Frequency of Billing. The Servicer shall prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Policies, but in any event no less frequently than as required under the Contract related to such Receivable.
(v)    Compliance with ALS Credit Agreement. Alliance shall cause Alliance Laundry Holdings LLC to comply with each of the covenants set forth in Article VI of the ALS Credit Agreement as in effect on the Eighth Amendment Effective Date (without giving effect to any amendment, modification, consent, supplement or other modification to Article VI (directly or indirectly, including any defined terms contained therein) of the ALS Credit Agreement after the Eighth Amendment Effective Date unless such amendment is consented to in writing by the Administrative Agent and the Majority Lenders).
(w)    Beneficial Ownership Certification. The Servicer shall promptly give notice to the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
SECTION 7.03. Separate Existence of the Borrower. Each of the Borrower and the Servicer hereby acknowledges that the Secured Parties, the Lenders and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Servicer and their Affiliates. Therefore, each of the Borrower and the Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Lender to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of the Originators, the Servicer and any other Person, and is not a division of the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Borrower and the Servicer shall take such actions as shall be required in order that:
(a)    Special Purpose Entity. The Borrower will be a special purpose company whose primary activities are restricted in its certificate of formation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in the Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.
(b)    No Other Business or Debt. The Borrower shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.
(c)    Independent Manager. Not fewer than two members of the Borrower’s board of managers (each an “Independent Manager”) shall be a natural person who (i) for the five-year period prior to such person’s appointment as Independent Manager has not been, and during the continuation of such person’s service as Independent Manager is not: (A) an employee, director, stockholder, manager, partner or officer of the Borrower or any of its Affiliates (other than such person’s service as an Independent Manager of the Borrower or any of the Alliance’s Affiliates); (B) a customer, creditor or supplier of the Borrower or any of its Affiliates; (C) a beneficial owner at the time of such individual’s appointment as an Independent Manager, or at any time thereafter while serving as an Independent Manager, of more than 2% of the voting securities of Alliance or any of its subsidiaries or Affiliates; (D) affiliated with a significant customer, supplier or creditor of Alliance or any of its Affiliates or subsidiaries; or (E) any member of the immediate family of a person described in clause (i)(A) or (B) above; (ii) for the five-year period prior to such person’s appointment as Independent Manager has not had, and during the continuation of such person’s service as Independent Manager does not have, any significant personal service contracts with Alliance or any of its Affiliates or subsidiaries; (iii) at the time of such person’s appointment as Independent Manager (A) has prior experience as an independent director for a corporation or an independent manager for a limited liability company whose charter documents require the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (B) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; and (iv) is provided by and at all relevant times is employed by AMACAR Group, L.L.C., CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Global Securitization Services LLC, Lord Securities Corporation or, if none of those companies is then providing professional independent managers, another nationally-recognized company reasonably approved by the Administrative Agent.
The Borrower shall (i) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of any new Independent Manager of the Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective and (ii) with any such written notice, certify to the Administrative Agent that such Independent Manager satisfies the criteria for an Independent Manager set forth in this clause (c).
The Borrower’s limited liability company agreement shall provide that: (A) the Borrower’s board of managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Managers shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring the vote of the Independent Managers cannot be amended without the prior written consent of the Independent Managers.
No Independent Manager shall at any time serve as a trustee in bankruptcy for the Borrower, the Parent, any Originator, the Servicer or any of their respective Affiliates.
(d)    Organizational Documents. The Borrower shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 7.01(q).
(e)    Conduct of Business. The Borrower shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of managers’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.
(f)    Compensation. Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower, and to the extent that Borrower shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.
(g)    Servicing and Costs. The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Receivables Pool. The Borrower will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Borrower (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.
(h)    Operating Expenses. The Borrower’s operating expenses will not be paid by the Servicer, the Parent, any Originator or any Affiliate thereof.
(i)    Stationery. The Borrower will have its own separate stationery.
(j)    Books and Records. The Borrower’s books and records will be maintained separately from those of the Servicer, the Parent, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Borrower.
(k)    Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Originators or any Affiliate thereof that are consolidated to include the Borrower will disclose that (i) the Borrower’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Borrower is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Borrower’s assets prior to any assets or value in the Borrower becoming available to the Borrower’s equity holders and (iii) the assets of the Borrower are not available to pay creditors of the Servicer, the Parent, the Originators or any Affiliate thereof.
(l)    Segregation of Assets. The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Originators or any Affiliates thereof.
(m)    Corporate Formalities. The Borrower will strictly observe limited liability company formalities in its dealings with the Servicer, the Parent, the Originators or any Affiliates thereof, and funds or other assets of the Borrower will not be commingled with those of the Servicer, the Parent, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Borrower shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Borrower is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Originators or any Subsidiaries or other Affiliates thereof. The Borrower will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Borrower and such Affiliate.
(n)    Arm’s-Length Relationships. The Borrower will maintain arm’s-length relationships with the Servicer, the Parent, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Borrower will be compensated by the Borrower at market rates for such services it renders or otherwise furnishes to the Borrower. Neither the Borrower on the one hand, nor the Servicer, the Parent, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Borrower, the Servicer, the Parent, the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.
(o)    Allocation of Overhead. To the extent that Borrower, on the one hand, and the Servicer, the Parent, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Borrower shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.
ARTICLE VIII
ADMINISTRATION AND COLLECTION
OF RECEIVABLES
SECTION 8.01. Appointment of the Servicer.
(a)    The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Until the Administrative Agent gives notice to Alliance (in accordance with this Section 8.01) of the designation of a new Servicer, Alliance is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Receivables Termination Event, the Administrative Agent may (with the consent of the Majority Lenders) and shall (at the direction of the Majority Lenders) designate as Servicer any Person (including itself) to succeed Alliance or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.
(b)    Upon the designation of a successor Servicer as set forth in clause (a) above, Alliance agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Alliance shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.
(c)    Alliance acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Lender have relied on Alliance’s agreement to act as Servicer hereunder. Accordingly, Alliance agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Lenders.

(d)    The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent and each Lender shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Lenders shall have consented in writing in advance to such delegation.
SECTION 8.02. Duties of the Servicer.
(a)    The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Credit Party, the amount of Collections to which each such Credit Party is entitled in accordance with Article III hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document, (iii) the Servicer shall not extend the original scheduled due date of any Receivable if, as of March 31, 2020, the Obligor of such Receivable is the Obligor under any Receivable as to which any payment, or part thereof, remains unpaid for more than 121 days from the original due date for such payment, and (iv) if a Receivables Termination Event or a Rapid Amortization Event has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent.. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Credit Party), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if a Receivables Termination Event or a Rapid Amortization Event has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.
(b)    The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
SECTION 8.03. Collection Account Arrangements. Prior to the Closing Date, the Borrower shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Unmatured Receivables Termination Event, a Receivables Termination Event or a Rapid Amortization Event, the Administrative Agent may (with the consent of the Majority Lenders) and shall (upon the direction of the Majority Lenders) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. The Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.
SECTION 8.04. Enforcement Rights.
(a)    At any time following the occurrence and during the continuation of a Receivables Termination Event:
(i)    the Administrative Agent (at the Borrower’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;
(ii)    the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that if the Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;
(iii)    the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor

Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;
(iv)    the Administrative Agent may notify the Collection Account Banks that the Borrower and the Servicer will no longer have any access to the Collection Accounts;
(v)    the Administrative Agent may (or, at the direction of the Majority Lenders shall) replace the Person then acting as Servicer; and
(vi)    the Administrative Agent may collect any amounts due from an Originator under the Sale and Contribution Agreement.
For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon a Receivables Termination Event are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.
(b)    The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of a Receivables Termination Event, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this clause (b), none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
(c)    The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of a Receivables Termination Event, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this clause (c), none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
SECTION 8.05. Responsibilities of the Borrower.
(a)    Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer or any Originator thereunder.
(b)    Alliance hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Alliance shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Alliance conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to Alliance its reasonable out-of-pocket costs and expenses and such amounts shall be deemed to constitute Servicing Fees payable to Alliance pursuant to Section 3.01(a).
SECTION 8.06. Servicing Fee.
(a)    Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum of the daily average U.S. Dollar Equivalent aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01.
(b)    If the Servicer ceases to be Alliance or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder
SECTION 8.07.Credit Insurance Policies.
(a)    At all times while (x) the Borrower is maintaining any Credit Insurance Policy, (y) any Pool Receivable is being reported in any Information Package as an Insured Receivable or (z) any Pool Receivable is being included in the Net Receivables Pool Balance as an Insured Receivable:
(i)    the Borrower shall maintain each relevant Credit Insurance Policy in full force and effect;

(ii)    the Borrower shall pay all premiums and other amounts due by the Borrower from time to time under each such Credit Insurance Policy when due in accordance with the terms thereof;
(iii)    the Borrower and the Servicer shall refrain from taking any action or omitting to take any action which could reasonably be expected to prejudice or limit the Borrower’s or the Administrative Agent’s rights to payment under any such Credit Insurance Policy;
(iv)    the Borrower and the Servicer shall enforce the obligations of the applicable Credit Insurer under each such Credit Insurance Policy;
(v)    the Borrower and the Servicer shall maintain all records and documents that may be necessary to make claims for reimbursement under each such Credit Insurance Policy;
(vi)    the Borrower shall, and the Servicer shall cause the Borrower to, perform all its other obligations under each such Credit Insurance Policy in accordance with the terms thereof (including, without limitation, delivering information regarding the relevant Pool Receivables and notices of insolvency with respect to Obligors when required pursuant to the terms of each such Credit Insurance Policy);
(vii)    the Borrower and Servicer shall advise promptly the Administrative Agent of any payment the Borrower receives directly under any Credit Insurance Policy, any denial of coverage under any Credit Insurance Policy, any cancelation of any Credit Insurance Policy or any other information received in connection with any Credit Insurance Policy which is material to the payment of any claim thereunder;
(viii)    neither the Borrower nor Servicer shall amend, modify or waive (or consent to any such amendment, modification or waiver of) any provision of any Credit Insurance Policy without the Administrative Agent’s prior written consent; and
(ix)    the Borrower and Servicer shall deliver any additional instruments, certificates and documents, provide such other information and take such other actions as may be necessary or desirable, in the reasonable opinion of the Administrative Agent, to give further assurances of any of the rights granted or provided for herein or under any Credit Insurance Policy (including, without limitation, providing copies of invoices, purchase orders, and the proof of delivery of products as may be requested by the insurer thereunder).
(b)    If the Borrower fails to pay any premium or other amount due under any Credit Insurance Policy, the Administrative Agent may (in its discretion) pay such premium or other amount from the Collateral or from its own funds in order to keep such Credit Insurance Policy in force. Any amount so paid by the Administrative Agent from its own funds shall constitute a Borrower Indemnified Amount payable by the Borrower to the Administrative Agent hereunder.

(c)    As to any Insured Receivables only, in the event that any Obligor defaults on the payment of any of its Pool Receivables, becomes subject to an Insolvency Proceeding or becomes subject to any other event that gives rise to a claim for reimbursement under a Credit Insurance Policy, the Borrower and the Servicer shall, promptly (but not later than the later of (x) ten (10) Business Days after such event or (y) the first date on which such a claim may be filed pursuant to the terms of such Credit Insurance Policy), file a claim for such reimbursement (with a copy thereof to the Administrative Agent) in accordance with the terms of such Credit Insurance Policy and shall take any other actions required under the terms of such Credit Insurance Policy to obtain such reimbursement (including, without limitation, providing the applicable Credit Insurer with itemized statements, invoices, bills of lading, purchase orders, summaries of collections efforts, evidence of debt or other documentation that may be required under the terms of such Credit Insurance Policy). The Borrower and the Servicer shall cause any amounts paid in respect of any Pool Receivable (or losses thereon) by a Credit Insurer under any Credit Insurance Policy to be paid directly to a Collection Account and to be applied as a Collection in accordance with the terms of this Agreement.
(d)    In the event that a Credit Insurer pays a claim under a Credit Insurance Policy with respect to a Pool Receivable and the Borrower is required to subrogate it rights, claims, guaranties, security, collateral or defenses to such Credit Insurer in respect of such Pool Receivable, the Borrower shall (and the Servicer shall cause Borrower to) so subrogate such rights, claims, guaranties, security, collateral or defenses in accordance with the terms of such Credit Insurance Policy. Simultaneously with receipt of such a payment in a Collection Account and upon such subrogation, the Administrative Agent shall be automatically deemed to have released to the Borrower any ownership or security interest it may have hereunder (on behalf of itself and the Lenders) in such rights, claims, guaranties, security, collateral or defenses so subrogated, to the extent necessary to permit such subrogation and shall execute such documents to evidence the same as shall be reasonably requested by the Borrower, in each case at the sole expense of the Borrower; provided, however, that the Administrative Agent shall not be deemed to have released any such ownership or security interest it may have in related rights under such Credit Insurance Policy (including, without limitation, any right of the Borrower to receive ratable or other allocations of Collections or other recoveries in respect of the related Pool Receivables).
(e)    If any Credit Insurance Policy ceases to be Eligible Credit Insurance, the Borrower and the Servicer shall furnish to the Administrative Agent and each Lender written notice thereof, together with a statement of the actions the Borrower plans to take to remedy such situation, if any, promptly but not later than five (5) Business Days thereafter. If any Credit Insurance Policy no longer constitutes Eligible Credit Insurance, the Termination Date has not occurred, no Receivables Termination Event is continuing and no Borrowing Base Deficit exists, then the Borrower may terminate such Credit Insurance Policy or permit such Credit Insurance Policy to lapse. The Borrower shall furnish to the Administrative Agent and each Lender written notice of any such termination or lapse and shall promptly notify the Administrative Agent when such termination or lapse has occurred.
(f)    Any Collections received by the Administrative Agent pursuant to any Credit Insurance Policy (including as an additional insured thereunder) shall be distributed in accordance with the priority of payments set forth in Section 3.01(a).

ARTICLE IX
RECEIVABLES TERMINATION EVENTS
SECTION 9.01. Receivables Termination Events. If any of the following events (each a “Receivables Termination Event”) shall occur:
(a)    (i) the Borrower, any Originator or the Servicer shall fail to perform or observe in any material respect any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute a Receivables Termination Event under clause (ii) or (iii) of this clause (a)), which failure materially and adversely affects the rights of the Lenders or the Administrative Agent and, solely to the extent capable of cure, such breach shall continue or not be cured for a period of thirty (30) days after the earlier of (x) the date on which written notice of such breach shall have been given to the Borrower, such Originator or the Servicer, as applicable, by the Administrative Agent or any Lender and (y) the date on which the Borrower, such Originator or the Servicer, as applicable, has actual knowledge of such failure, or should, in the exercise of reasonable diligence, have become knowledgeable, (ii) the Borrower, any Originator or the Servicer shall fail to make when due (x) any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for three (3) Business Days or (iii) Alliance shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;
(b)    any representation or warranty made or deemed made by the Borrower, any Originator or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, which incorrect or untrue representation, warranty, information or report materially and adversely affects the rights of the Lenders or the Administrative Agent and continues to be incorrect or not be cured for a period of thirty (30) days after the earlier of (x) the date on which written notice of such breach shall have been given to the Borrower, such Originator or the Servicer, as applicable, by the Administrative Agent or any Lender and (y) the date on which the Borrower, such Originator or the Servicer, as applicable, has actual knowledge of such failure, or should, in the exercise of reasonable diligence, have become knowledgeable;
(c)    the Borrower or the Servicer shall fail to deliver an Information Package or Interim Report pursuant to this Agreement, and such failure shall remain unremedied for three (3) days; provided that, once per any twelve (12) month period, an additional two (2) Business Days shall be given to cure such failure if such failure is (x) caused by the occurrence of events or circumstances out of the reasonable control of the Borrower or the Servicer, as applicable, and (y) such extension has been consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld);
(d)    this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim;
(e)    the Borrower, any Originator or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Borrower, any Originator or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, any Originator or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this clause (e);
(f)    a Change in Control shall occur;
(g)    if an ALS Change of Control shall have occurred, then the earlier to occur of (i) failure to pay in full all of its outstanding obligations under this Agreement and each other Transaction Document by the six (6) month anniversary date of the occurrence of such ALS Change in Control or (ii) the Scheduled Termination Date, unless, in each case, the Administrative Agent and the Majority Lenders have provided their prior written consent to the related ALS Change of Control;
(h)    a Borrowing Base Deficit shall occur, and shall not have been cured within three (3) days;
(i)    (i) the Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator or the Servicer, or any of their respective Subsidiaries (other than the Borrower), individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $5,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period (not to exceed 30 days), if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) above) and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) above) or to terminate the commitment of any lender thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) above) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;
(j)    the Borrower shall fail (x) at any time (other than for twenty (20) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 7.03(c) of this Agreement for Independent Directors, on the Borrower’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Borrower’s board of directors as required pursuant to Section 7.03(c) of this Agreement;
(k)    either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or any Originator or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Servicer, any Originator or the Parent;
(l)    (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code with respect to any Pension Plan (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any of the Borrower, any Originator, the Servicer, the Parent or any of their respective ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by any of the Borrower, any Originator, the Servicer, the Parent or any of their respective ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vii) the receipt by the Borrower, any Originator, the Servicer, the Parent or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to any of the Borrower, any Originator, the Servicer, the Parent or any of their respective ERISA Affiliates (pursuant to Section 4975 of the Code); (ix) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan, with respect to each of clause (i) through (ix), either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(m)    [reserved];
(n)    the Borrower, any Originator or the Servicer shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) become a “covered fund” within the meaning of the Volker Rule;
(o)    any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Borrower, any Originator or the Servicer (or any of their respective Affiliates) shall so state in writing;

(p)    one or more judgments or decrees shall be entered against the Borrower, any Originator or the Servicer, or any Affiliate of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $10,000,000 (or solely with respect to the Borrower, $15,775);
(q)    the Net First Lien Leverage Ratio (as defined in the ALS Credit Agreement as in effect on the Eighth Amendment Effective Date and without giving effect to any subsequent amendments or modifications thereof unless any such amendment or modification is consented to in writing by the Administrative Agent and the Majority Lenders) as of the last day of any fiscal quarter (beginning with the end of the second full fiscal quarter ending after the Eighth Amendment Effective Date), solely to the extent that on such date the Testing Condition (as defined in the ALS Credit Agreement as in effect on the Eighth Amendment Effective Date and without giving effect to any subsequent amendments or modifications thereof unless any such amendment or modification is consented to in writing by the Administrative Agent and the Majority Lenders) is satisfied, shall exceed the ratio for such fiscal quarter set forth in Section 6.11 of the ALS Credit Agreement as in effect on the Eighth Amendment Effective Date and as amended thereafter in accordance with its terms but, unless otherwise consented to in writing by the Administrative Agent and the Majority Lenders, without giving effect to any such amendment (or any other modification) of such Section 6.11 that would apply a ratio that permits a higher Net First Lien Leverage Ratio for such fiscal quarter than the applicable ratio in effect on the Eighth Amendment Effective Date; or
(r)    the Borrower shall cease to constitute a “Securitization Entity” under, and as defined in, the ALS Credit Agreement, or the Transaction Documents and the transactions contemplated thereby shall cease to constitute a “Permitted Securitization Financing” under, and as defined in, the ALS Credit Agreement;
then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Lenders shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred) and (y) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in clause (e) of this Section 9.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 3.01.

ARTICLE X
THE ADMINISTRATIVE AGENT
SECTION 10.01. Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 10.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 8.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 10.03. Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Administrative Agent were not the

Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 10.04. Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Percentage of such Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.
SECTION 10.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 10.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders and assurance of its indemnification by the Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Majority Lenders and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Lenders or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Lender, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Lenders.
SECTION 10.07. Notice of Receivables Termination Event or Rapid Amortization Event; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Receivables Termination Event, Receivables Termination Event or Rapid Amortization Event unless the Administrative Agent has received notice from any Credit Party, the Borrower or the Servicer stating that an Unmatured Receivables Termination Event, Receivables Termination Event or Rapid Amortization Event has occurred hereunder and describing such Unmatured Receivables Termination Event, Receivables Termination Event or Rapid Amortization Event. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Lender. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Receivables Termination Event, Receivables Termination Event or Rapid Amortization Event or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 10.08. Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, each Originator or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 10.09. Successor Administrative Agent.
(a)    The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Lender, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed in accordance with Section 12.03(f) by the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent in accordance with Section 12.03(f). If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.
(b)    Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article X and Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.
SECTION 10.10. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.
SECTION 10.11.No Reliance on Administrative Agent’s Customer Identification Program. Each Credit Party acknowledges and agrees that neither such Credit Party, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Credit Party’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Borrower-Related Parties, their Affiliates or their agents, the Transaction Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Applicable Laws.
SECTION 10.12.Erroneous Payments.
(a)    If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who receives such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) or (z) that such Lender or Secured Party, or such other recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error or mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error or mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.12(b).
(c)    Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned to the Administrative Agent its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with each other party to an Assignment and Acceptance Agreement as required hereunder) deemed to execute and deliver an Assignment and Acceptance Agreement with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administartive Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any portion of its Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement and the other Transaction Documents. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold its Loans (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations or obligations of any other Borrower-Related Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Borrower-Related Party for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Transaction Document.
ARTICLE XI
INDEMNIFICATION
SECTION 11.01. Indemnities by the Borrower.
(a)    Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, but without duplication of any amounts paid by the Servicer under Section 11.02, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including reasonable out-of-pocket Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted from the gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification and (b) Taxes that are covered by Section 4.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, but without duplication of any amounts paid by the Servicer under Section 11.02, the Borrower shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 3.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a) and (b) above):
(i)    any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;
(ii)    any representation, warranty or statement made or deemed made by the Borrower (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Borrower pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(iii)    the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iv) the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Adverse Claim;
(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;
(vi) any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable, or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(vii)    any failure of the Borrower to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
(viii)    any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;
(ix)    the commingling of Collections of Pool Receivables at any time with other funds;
(x)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;
(xi)    any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
(xii)    any setoff with respect to any Pool Receivable;
(xiii)    any claim brought by any Person other than a Borrower Indemnified Party arising from any activity by the Borrower or any Affiliate of the Borrower in servicing, administering or collecting any Pool Receivable;
(xiv)    the failure by the Borrower to pay when due any Taxes, including, without limitation, sales, excise or personal property taxes;
(xv)    any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;
(xvi)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(xvii)    the use of proceeds of any Credit Extension;
(xviii)    any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xix)    any failure by the Borrower to pay any premium or other amount when due under the terms of any Credit Insurance Policy, to keep any Credit Insurance Policy in force or to make or perfect any claim for reimbursement under any Credit Insurance Policy; in each case, to the extent required pursuant to Section 8.07; or
(xx)    any insurance premium payments paid by the Administrative Agent on any Credit Insurance Policy in accordance with this Agreement.
(b)    Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Borrower’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XI, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.
(c)    If for any reason the foregoing indemnification is unavailable to any Borrower Indemnified Party or insufficient to hold it harmless, then the Borrower shall contribute to such Borrower Indemnified Party the amount paid or payable by such Borrower Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and its Affiliates and such Borrower Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section 11.01 shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Borrower Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Borrower Indemnified Parties.
(d)    Any indemnification or contribution under this Section 11.01 shall survive the termination of this Agreement.
SECTION 11.02. Indemnification by the Servicer.
(a)    Without duplication of any amounts paid by the Borrower under Section 11.01, the Servicer hereby agrees to indemnify and hold harmless the Borrower, the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, reasonable out-of-pocket Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Taxes that are covered by Section 4.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool

Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, but without duplication of any amount paid by the Borrower under Section 11.01, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):
(i)    any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(ii)    the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iii)    the commingling of Collections of Pool Receivables at any time with other funds;
(iv)    any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement or any amounts (including in respect o an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;
(v)    any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document; or
(vi)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness.
(b)    If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section 11.02 shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.
(c)    Any indemnification or contribution under this Section 11.02 shall survive the termination of this Agreement.

ARTICLE XII
MISCELLANEOUS
SECTION 12.01. Amendments, Etc.
(a)    No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Lenders (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Lender:
(i)    change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Credit Insurance, Eligible Receivable, Excess Concentration, Facility Limit, Final Maturity Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Borrowing Base;
(ii)    reduce the amount of Capital or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;
(iii)    change any Receivables Termination Event or Rapid Amortization Event;
(iv)    release all or a material portion of the Collateral from the Administrative Agent’s security interest created hereunder;
(v)    change any of the provisions of this Section 12.01 or the definition of “Majority Lenders”; or
(vi)    change the order of priority in which Collections are applied pursuant to Section 3.01.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Lender’s Commitment hereunder without the consent of such Lender and (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any Credit Party or delay the dates on which any such Fees are payable, in either case, without the consent of such Credit Party.
SECTION 12.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic mail) and emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by email shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.
SECTION 12.03. Assignability; Addition of Lenders.
(a)    Assignment by Lenders. Each Lender may assign to any Eligible Assignee or to any other Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that
(i)    except for an assignment by a Lender to either an Affiliate of such Lender or any other Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if a Receivables Termination Event or Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing);
(ii)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;
(iii)    the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Lender’s Commitment; and
(iv)    the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.
Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)    Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitment of each Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent and the other Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Servicer or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(c)    Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Lender and an Eligible Assignee or assignee Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.
(d)    Participations. Each Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that
(i)    such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, and
(ii)    such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.
The Administrative Agent, the Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.03 (subject to the requirements and limitations therein, including the requirements under Section 4.03(f) (it being understood that the documentation required under Section 4.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.03; provided that such Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.
(e)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Assignments by the Administrative Agent. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or a Lender, so long as no Receivables Termination Event, Unmatured Receivables Termination Event or Rapid Amortization Event has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).
(g)    Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 8.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender (such consent to be provided or withheld in the sole discretion of such Person).
(h)    Addition of Lenders. The Borrower may, with the prior written consent of the Administrative Agent, add additional Persons as Lenders or cause an existing Lender to increase its Commitment; provided, however, that the Commitment of any existing Lender may only be increased with the prior written consent of such Lender. Each new Lender shall become a party hereto, by executing and delivering to the Administrative Agent and the Borrower, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit D hereto (which Assumption Agreement shall, in the case of any new Lender, be executed by each Person in such new Lender).
(i)    Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Lender or any of its Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.
(j)    Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, (i) any Credit Party or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to a security trustee in connection with the funding by such Person of Loans, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 12.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 11.01 hereof, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Structuring Agent, the Administrative Agent and the other Credit Parties and any of their respective Affiliates with respect thereto and with respect to advising the Structuring Agent, the Administrative Agent and the other Credit Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Structuring Agent, the Administrative Agent and the other Credit Parties and any of their respective Affiliates incurred in connection with the administration and maintenance of this Agreement or advising the Structuring Agent, the Administrative Agent or any other Credit Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Structuring Agent, the Administrative Agent and the other Credit Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.
SECTION 12.05. No Proceedings. Each of the Servicer, each Lender and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of a Receivables Termination Event. The provisions of this Section 12.05 shall survive any termination of this Agreement.
SECTION 12.06. Confidentiality.
(a)    Each of the Borrower and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Credit Party), except as the Administrative Agent and each Lender may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Borrower and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Credit Party of its intention to make any such disclosure prior to making such disclosure. Each of the Borrower and the Servicer agrees to be responsible for any breach of this Section 12.06(a) by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section

12.06(a). Notwithstanding the foregoing, it is expressly agreed that each of the Borrower, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Credit Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Borrower consents to the publication by the Administrative Agent or any other Credit Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.
(b)    Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Borrower, the Servicer, any Originator, any Obligor (solely to the extent such information regarding such Obligor was provided in connection with the Transaction Documents) and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Borrower, the Servicer, any Originator or any Obligor may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Lender or their respective Affiliates or (v) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Lender will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Borrower and the Servicer of its intention to make any such disclosure prior to making such disclosure. Each of the Administrative Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section 12.06(b) by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section 12.06(b).
(c)    As used in this Section 12.06, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to be Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.
(d)    Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.
(e)    For the avoidance of doubt, nothing in this Section 12.06 shall prohibit any Person from voluntarily communicating, disclosing or providing information within the scope of the confidentiality provisions of this Section 12.06 regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.
SECTION 12.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
SECTION 12.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 12.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 4.01, 4.03, 10.04, 10.06, 11.01, 11.02, 12.04, 12.05, 12.06, 12.07, 12.09, 12.11 and 12.13 shall survive any termination of this Agreement.
SECTION 12.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 12.10 SHALL AFFECT THE

RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)    EACH OF THE BORROWER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 12.02. NOTHING IN THIS SECTION 12.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 12.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 12.12. Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
SECTION 12.13. Limitation of Liability.
(a)    No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Credit Parties and their respective Affiliates shall have any liability to the Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.
(b)    The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.
SECTION 12.14. Intent of the Parties. The Borrower has structured this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
SECTION 12.15. USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Borrower, the Originators and the Servicer, which information includes the name, address, tax identification number and other information regarding the Borrower, the Originators and the Servicer that will allow the Administrative Agent and the other Credit Parties to identify the Borrower, the Originators and the Servicer in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
SECTION 12.16. Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of a Receivables Termination Event, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, the Borrower or the Servicer against amounts owing by the Borrower or the Servicer hereunder (even if contingent or unmatured); provided that such Credit Party shall notify the Borrower or the Servicer, as applicable, promptly following such setoff.
SECTION 12.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 12.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 12.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
SECTION 12.20. Limited Recourse. No recourse shall be had against any officer, director, employee, member, manager, partner, shareholder or incorporator of the Borrower or its successors or assigns for any amounts payable by the Borrower under this Agreement. It is understood that the foregoing provisions of this Section 12.20 shall not (x) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (y) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Loans or secured by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this Section 12.20 shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLIANCE LAUNDRY TRADE RECEIVABLES LLC

By:
Name:
Title:

ALLIANCE LAUNDRY SYSTEMS LLC,
in its individual capacity and as the Servicer

By:
Name:
Title:

S-1	Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By:
Name:
Title:

S-2	Receivables Financing Agreement